Exhibit 2.1

STOCK PURCHASE AGREEMENT

AND

AGREEMENT AND PLAN OF MERGER

by and among

Robert’s American Gourmet Food, LLC,

VMG Pirate’s Booty Blocker, Inc.,

VMG Equity Partners GP, L.P.,

VMG Tax-Exempt, L.P., and

VMG Partners, LLC, as Sellers’ Representative,

and

B&G Foods North America, Inc., and

OT Acquisition, LLC and

B&G Foods, Inc., as Guarantor

June 7, 2013

EXHIBITS

Exhibit A — Indemnification Escrow Agreement

Exhibit B — Sample Working Capital

Exhibit C — Unit Option Termination Agreement

Exhibit D — Form of Letter of Transmittal

Exhibit E — Certificate of Merger

STOCK PURCHASE AGREEMENT

AND

AGREEMENT AND PLAN OF MERGER

This Stock Purchase Agreement and Agreement and Plan of Merger (this “Agreement”) is entered into as of June 7, 2013, by and among Robert’s American Gourmet Food, LLC, a Delaware limited liability company (the “Operating Company”), VMG Pirate’s Booty Blocker, Inc., a Delaware corporation (“VMG Blocker Corp.”; together with the Operating Company, the “Target Companies”), VMG Equity Partners GP, L.P., a Delaware limited partnership (“VMG General Partner”), VMG Tax-Exempt, L.P., a Delaware limited partnership (“VMG Tax-Exempt LP”), and VMG Partners, LLC, a, Delaware limited liability company, solely in the capacity as the Sellers’ Representative (the “Sellers’ Representative”), on the one hand, and B&G Foods North America, Inc., a Delaware corporation (“Parent”), and OT Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”; together with Parent, the “Acquiring Companies”), and B&G Foods, Inc., a Delaware corporation, solely in the capacity as Guarantor (the “Guarantor”) pursuant to Section 11.18, on the other.  The Target Companies, VMG General Partner, VMG Tax-Exempt LP, the Sellers’ Representative and the Acquiring Companies are sometimes collectively referred to herein as the “Parties” and each individually as a “Party.”

WHEREAS, the Parties desire to enter in a transaction pursuant to which Parent shall acquire, through a stock purchase and merger, all of the equity interests of Operating Company;

WHEREAS, the Board of Managers of the Operating Company has (i) determined that it is in the best interests of the Operating Company and its equity holders to enter into this Agreement, and (ii) approved the execution, delivery and performance by the Operating Company of this Agreement and the consummation of the transactions contemplated herein;

Step I — Stock Purchase and Sale

WHEREAS, as of the date hereof, (i) VMG Pirate’s Booty Splitter, L.P., a Delaware limited partnership (“VMG Splitter LP”), is a direct beneficial and record owner of the membership interests in Operating Company set forth on Schedule 1.1, and (ii) each of VMG Blocker Corp. and VMG General Partner are the direct beneficial and record owners, of all of the issued and outstanding membership interests of VMG Splitter LP;

WHEREAS, immediately prior to the Closing, VMG Splitter LP, VMG Blocker Corp. and VMG General Partner will consummate certain internal equity transfers (the “VMG Equity Transfers”) as described in Section 6.06 (VMG Equity Transfers), such that (i) VMG Splitter LP will be dissolved, and (ii) at the Closing, (a) VMG Blocker Corp and VMG General Partner will be the direct beneficial and record owners of all of the issued and outstanding membership interests of Operating Company previously owned by VMG Splitter LP, and (b) VMG Tax-Exempt LP will be the direct beneficial and record owner of all of the issued and outstanding shares of capital stock of VMG Blocker Corp. (the “Blocker Shares”);

WHEREAS, at the Closing, immediately following the VMG Equity Transfers, but immediately prior to the Effective Time, Parent will acquire, and VMG Tax-Exempt LP will sell, all of the Blocker Shares, in the manner and subject to the terms and conditions set forth in this Agreement (the “Purchase and Sale”); and

WHEREAS, VMG Blocker Corp., VMG Tax-Exempt LP and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Purchase and Sale.

Step II — Merger

WHEREAS, the Boards of Managers or Directors, as applicable, of Parent and the Operating Company have each determined that it is in the best interests of their respective members or stockholders, as applicable, for Merger Sub to merge with and into the Operating Company at the Effective Time, in the manner and subject to the terms and conditions set forth in this Agreement (the “Merger”), such that the Operating Company will be the surviving company upon the consummation of the Merger (the “Surviving Company”);

WHEREAS, the sole member of Merger Sub has determined that it is in the best interests of Merger Sub for Merger Sub to consummate the Merger, such that the Operating Company will be the Surviving Company upon the consummation of the Merger;

WHEREAS, in furtherance of the Merger, (i) the board of directors of Parent has approved this Agreement and the Merger in accordance with the terms of this Agreement and the Delaware Limited Liability Company Act, as amended (the “DLLCA”); (ii) the sole member of Merger Sub has approved this Agreement and the Merger in accordance with the terms of this Agreement and the DLLCA; and (iii) the Board of Managers of the Operating Company has approved this Agreement and the Merger in accordance with the terms of this Agreement and the DLLCA;

WHEREAS, the Specified Holders (as defined below) have entered into a voting agreement concurrently with this Agreement pursuant to which, amongst other things, (i) each Specified Holder has agreed to consent to the adoption of this Agreement and the consummation of the transactions contemplated hereby and waive any objections thereto (the “Specified Holder Approval”), (ii) each Specified Holder has agreed to use its reasonable efforts to cause each holder of a Unit to Transfer (as defined in the Operating Company LLC Agreement) its Units at the Closing pursuant to Section 9.7 of the Operating Company LLC Agreement, and (iii) each Specified Holder has agreed to abide by the terms of Section 7.09 hereof; and

WHEREAS, Parent, Merger Sub and the Operating Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises, mutual covenants, representations, warranties and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

“AAA Rules” has the meaning set forth in Section 11.16(a) (Arbitration).

“Accounting Firm” has the meaning set forth in Section 2.08(a) (Post Closing Adjustment).

“Acquiring Companies” has the meaning set forth in the preface above.

“Action” means any action, claim, suit, charge, complaint, proceeding, investigation, audit or government order.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Aggregate Consideration” has the meaning set forth in Section 2.03 (Consideration).

“Agreement” has the meaning set forth in the preface above.

“Ancillary Documents” means the Indemnification Escrow Agreement and each other document, agreement, instrument and certificate to be executed in connection with the transactions contemplated hereby and thereby.

“Arbitration Information” has the meaning set forth in Section 11.16(c) (Arbitration).

“Assets” has the meaning set forth in Section 3.17(a) (Assets).

“Audited Financial Statements” has the meaning set forth in Section 3.07(a) (Financial Statements; Books and Records).

“Blocker Shares” has the meaning set forth in the recitals above.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Cash” means, as of any date of determination with respect to the Target Companies, all cash and cash equivalents reflected on the financial books of the Target Companies as of such time, determined on a consolidated basis in accordance with GAAP.

“Certificate of Merger” has the meaning set forth in Section 2.05 (The Closing; Effective Time).

“Claim” has the meaning set forth in Section 11.16(a) (Arbitration).

“Closing” has the meaning set forth in Section 2.04(d) (The Closing; Effective Time).

“Closing Balance Sheet” has the meaning set forth in Section 2.08(a) (Post Closing Adjustment).

“Closing Certificate” has the meaning set forth in Section 2.07 (Closing Certificate).

“Closing Date” has the meaning set forth in Section 2.04(d) (The Closing; Effective Time).

“Closing Payment” has the meaning set forth in Section 2.04 (Closing Payment, Indebtedness and Transaction Expenses).

“Closing Payment Calculation Amount” means an amount equal to the Closing Payment plus (A) the aggregate of the exercise prices for all Unit Options, plus (B) the RAGF Obligation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contingent Bonuses” means the bonuses to be paid to certain employees and service providers by the Target Companies in connection with the Closing, which are set forth on Schedule 1.2, including the employer portion of any payroll Taxes attributable thereto.  For the avoidance of doubt, all Contingent Bonuses shall be for the account of, and paid indirectly by, the Securityholders.

“DCM Advisory Fees” means (i) any accrued and unpaid fees owing to Driven Capital Management, LLC pursuant to that certain Corporate Development and Administrative Services Agreement dated as of January 1, 2009, by and between the Operating Company and Driven Capital Management, LLC (including without limitation any accrued but unpaid Initial Fees as that term is defined therein), and (ii) any other unpaid fees owing to Driven Capital Management, LLC or any of its Affiliates.

“Damages” has the meaning set forth in Section 10.02(a) (Indemnification by the Securityholders).

“De Minimis Amount” has the meaning set forth in Section 10.04(a) (Individual Claim Threshold).

“Deductible Amount” has the meaning set forth in Section 10.04(b) (Deductible Amount).

“Disclosing Party” has the meaning set forth in Section 11.16(d) (Arbitration).

“Disclosure Schedules” has the meaning set forth in Section 11.15 (Disclosure Schedules).

“Dispute Notice” has the meaning set forth in Section 2.08(a) (Post Closing Adjustment).

“DLLCA” has the meaning set forth in the recitals above

“Effective Time” has the meaning set forth in Section 2.04(d) (The Closing; Effective Time).

“Employee Benefit Plan” means (i) any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and (ii) any other material pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit-sharing, bonus, incentive, stock-based, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday, fringe benefit or other employee benefit plan, contract, program, policy or arrangement for the benefit of any current or former employee, director, officer or independent contractor of the Target Companies that any of the Target Companies or any ERISA Affiliate sponsors, maintains, contributes, or is required to contribute, to, or with respect to which any of the Target Companies or any ERISA Affiliate has any liability.

“Enterprise Value” has the meaning set forth in Section 2.03 (Consideration).

“Environmental Requirements” means all Laws concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances, as such Laws are enacted prior to the Closing Date and in effect as of the Closing Date.

“Error of Law” has the meaning set forth in Section 11.16(c) (Arbitration).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with any Target Company as a single employer within the meaning of Section 414 of the Code.

“Escrow Agent” means First Republic Trust Company, or any other Person mutually agreed upon to serve as agent pursuant to the terms of the Indemnification Escrow Agreement.

“Estimated Cash” means the estimated Cash of the Target Companies as of 11:59 p.m. Eastern time on the Closing Date, as set forth on the Closing Certificate, delivered to Parent and Merger Sub pursuant to Section 2.07 (Closing Certificate).

“Estimated Closing Calculation” has the meaning set forth in Section 2.07 (Closing Certificate).

“Estimated Indebtedness” means the estimated Indebtedness of the Target Companies as of 11:59 p.m. Eastern time on the Closing Date, as set forth on the Closing Certificate, delivered to Parent and Merger Sub pursuant to Section 2.07 (Closing Certificate).

“Estimated Transaction Expenses” means the Transaction Expenses as set forth on the Closing Certificate, delivered to Parent and Merger Sub pursuant to Section 2.07 (Closing Certificate).

“Estimated Working Capital” means the estimated Working Capital of the Target Companies as of 11:59 p.m. Eastern time on the Closing Date, as set forth on the Closing Certificate, delivered to Parent and Merger Sub pursuant to Section 2.07 (Closing Certificate).  Any asset or liability included in the calculation of Estimated Indebtedness, Estimated Cash or

Estimated Transaction Expenses will not be included in the calculation of Estimated Working Capital, so that the calculation of Estimated Working Capital does not double count any asset or liability that is also included in Estimated Indebtedness, Estimated Cash or Estimated Transaction Expenses.

“FDA” means the United States Food and Drug Administration.

“Final Adjustment Amount” has the meaning set forth in Section 2.08(c) (Post Closing Adjustment).

“Final Cash” has the meaning set forth in Section 2.08(a) (Post Closing Adjustment).

“Final Indebtedness” has the meaning set forth in Section 2.08(a) (Post Closing Adjustment).

“Final Transaction Expenses” has the meaning set forth in Section 2.08(a) (Post Closing Adjustment).

“Final Working Capital” has the meaning set forth in Section 2.08(a) (Post Closing Adjustment.

“Financial Statements” has the meaning set forth in Section 3.07(a) (Financial Statements; Books and Records).

“Fundamental Representations” has the meaning set forth in Section 10.01 (Survival of Certain Representations and Warranties, Covenants and Agreements).

“Funds Flow” shall have the meaning set forth in Section 2.04(a) (Closing Payments, Transaction Expenses Indebtedness).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, as consistently applied.

“Governmental Authority” means any (i) federal, state, local, municipal, foreign, or other government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Guaranteed Obligations” has the meaning set forth in Section 11.18 (Guaranty).

“Guarantor” has the meaning set forth in the preface above.

“Hazardous Substance” means any substance, material or waste that is classified or regulated under any Environmental Requirement as hazardous, toxic, a contaminant or a pollutant because of its hazardous or deleterious properties or characteristics, including petroleum, asbestos, polychlorinated biphenyls and radioactive substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” has the meaning set forth in Section 3.11(c) (Real Property).

“Income Tax” means any federal, state, local or foreign income Tax, including any interest, penalty or addition thereto, whether disputed or not.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means, with respect to any Person at any date, without duplication, the aggregate amount of:  (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of the acquisition of a business or property (including earn-outs); (iv) all monetary obligations secured by a Lien (other than Permitted Liens) existing on any property or asset owned by such Person; (v) all obligations in respect of letters of credit, to the extent drawn (excluding, for the avoidance of doubt, any obligations under letters of credit to the extent they remain undrawn), and bankers’ acceptances issued for the account of such Person, together with surety or other bonds or similar instruments; (vi) all obligations for which such Person is obligated pursuant to any hedging, swap or similar arrangement; (vii) all obligations of such Person as lessee under leases that have been or should be recorded as capital leases in accordance with GAAP; (viii) any loan obligations that would be required to be capitalized in accordance with GAAP; (ix) all indebtedness created or arising under the conditional sale or other title retention agreement with respect to property acquired by such Person; (x) all Indebtedness of other Persons that is guaranteed directly or indirectly by such Person; and (xi) any accrued interest, prepayment or other premiums, fees, expenses or penalties related to any of the foregoing; provided, however, any amounts that would arise from a change of control and/or the termination of any agreement set forth on Schedule 1.3 are hereby expressly excluded from the definition of Indebtedness.

“Indemnification Escrow Agreement” means the Indemnification Escrow Agreement to be dated as of the Closing Date by and among Parent, Merger Sub, the Operating Company, the Sellers’ Representative and the Escrow Agent, substantially in the form of Exhibit A attached hereto.

“Indemnification Escrow Funds” means $10,000,000.

“Indemnified Party” has the meaning set forth in Section 10.04(d) (Limitations).

“Indemnifying Party” has the meaning set forth in Section 10.04(d) (Limitations).

“Indemnity Cap” has the meaning set forth in Section 10.04(c) (Indemnity Cap).

“Individual Option Consideration” shall have the meaning set forth in Section 2.02(e).

“Intellectual Property Rights” means (i) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; (ii)

trademarks, service marks, brand names, trade dress, trade names, corporate names, company names, business names, fictitious business names, logos and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and together with all of the goodwill connected with and symbolized by any of the foregoing; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (iv) trade secrets and confidential information, recipes, formulas, designs, devices, technology, know-how, research and development, specifications, new product concepts, records of inventions and test and other information, inventions, methods, processes, compositions, market surveys and marketing know how and other trade secrets, whether or not patentable; (v) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority and all related user accounts and social networking pages; and (vi) all rights to sue at law or in equity and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing, including the right to receive all proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit.

“Item of Dispute” has the meaning set forth in Section 2.08(a) (Post Closing Adjustment).

“Knowledge” means, with respect to the Target Companies, the actual knowledge of any executive officer or vice president of the Operating Company, and the actual knowledge that such individuals would have had after reasonable inquiry.

“Law” means all laws, statutes, rules, regulations, ordinances, common law and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Authority.

“Lease” means any lease, sublease, license, concession or other agreement (written or oral), pursuant to which any of the Target Companies holds any rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.

“Leased Real Property” has the meaning set forth in Section 3.11(b) (Real Property).

“Lien” means any mortgage, pledge, lien, charge, transfer restriction, right of first refusal, preemptive right, encumbrance or security interest of any nature whatsoever.

“Material Adverse Effect” means a change, effect, event, circumstance, occurrence or state of facts that is, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of the Target Companies, taken as a whole, or on the ability of the Target Companies to consummate the transactions contemplated by this Agreement, but shall exclude any changes, effects, events, circumstances, occurrences or state of facts related to or resulting from (i) general business or economic conditions affecting the industry or industries in which the Target Companies operate; (ii) the outbreak or escalation of hostilities involving the

United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis involving the United States, including an act of terrorism; (iii) the disclosure of the fact that Parent or Merger Sub is the prospective acquirer of the Target Companies; (iv) the announcement of this Agreement or the transactions contemplated hereby; (v) any changes in Law or GAAP; or (vi) any adverse change in or effect on the Target Companies that is caused by any delay in consummating the Closing as a result of any violation or breach by Purchaser or Merger Sub of any covenant, representation or warranty contained in this Agreement; provided, however, that any change, event, circumstance, occurrence or state of facts referred to in clauses (i) or (ii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur only to the extent that such change, effect, event, circumstance, occurrence or state of facts has a disproportionate effect on the Target Companies compared to other participants in the industries in which the Target Companies operate.

“Material Contract” has the meaning set forth in Section 3.14(b) (Contracts and Commitments).

“Material Update” has the meaning set forth in Section 6.04 (Supplemental Schedules).

“Maximum Target Working Capital” means an amount equal to $3,150,000.

“Merger” has the meaning set forth in the recitals above.

“Merger Consideration” has the meaning set forth in Section 2.02(d) (Conversion of Operating Company Units).

“Minimum Target Working Capital” means an amount equal to $2,850,000.

“Operating Company” has the meaning set forth in the preface above.

“Operating Company LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Robert’s American Gourmet Foods, LLC, as amended from time to time.

“Option Consideration” has the meaning set forth in Section 2.02(e) (Conversion of Options).

“Ordinary Course of Business” means the ordinary course of business of the Target Companies, consistent with past practice and custom.

“Outside Date” has the meaning set forth in Section 9.01(e) (Termination).

“Parent” has the meaning set forth in the preface above.

“Parent Indemnified Party” has the meaning set forth in Section 10.02(a) (Indemnification by the Securityholders).

“Party” and “Parties” have the meanings set forth in the preface above.

“Payoff Letters” has the meaning set forth in Section 2.04(c) (Closing Payment, Indebtedness and Transaction Expenses).

“Per Diem Taxes” has the meaning set forth in Section 7.08(d) (Straddle Period).

“Percentage Allocation” means the amount set forth next to each Securityholder’s name on Schedule 1.1 under the heading “Percentage Allocation”.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights from or required by Governmental Authorities.

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental levies, fees or charges not yet due and payable or which the taxpayer is contesting in good faith by appropriate proceedings; (b) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens and similar statutory Liens incurred in the Ordinary Course of Business for amounts which are not delinquent; (c) zoning, building codes and other land use Laws regulating the use or occupancy of Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property and which are not violated in any material respect by the current use or occupancy of such Leased Real Property or the operation of any of the Target Companies; (d) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record and other encroachments and title and survey defects, none of which interfere materially with the ordinary conduct of the Target Companies or detract materially from the use, occupancy, value or marketability of title of the assets subject thereto; and (f) other Liens arising in the Ordinary Course of Business and not incurred in connection with the incurrence of Indebtedness, in each case that do not, individually or in the aggregate, materially and adversely affect the value of or materially restrict or impair the use by Parent or the Target Companies of the property subject thereto or affected thereby.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or similar entity, or a Governmental Authority.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Proposed Adjustment Amount” has the meaning set forth in Section 2.08(a) (Post Closing Adjustment).

“Purchase and Sale” has the meaning set forth in the recitals above.

“RAGF Obligation” means the aggregate of all amounts due and owing to the Company as of the Closing Date pursuant to that certain promissory note dated March 11, 2011, in the original principal amount of Four Hundred Forty-Five Thousand Thirty-Six Dollars and 00/100 ($445,036), between RAGF, Inc, a New York corporation, as borrower, and the Company as holder, including without limitation any amounts accruing thereon.

“Reference Balance Sheet Date” has the meaning set forth in Section 3.07(a) (Financial Statements; Books and Records).

“Registered IP” means issued patents, registered copyrights, registered domains and registered trademarks granted under the authority of any Governmental Authority and all applications for any of the foregoing.

“Representative” means, with respect to any Person, such Person’s directors, officers, general partners, members, stockholders, managers, trustees, employees, independent contractors, agents, advisors, Affiliates or other representatives, including legal counsel, auditors, accountants and financial advisors.

“Sample Working Capital” has the meaning set forth in the definition of “Working Capital.”

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securityholder Indemnified Party” has the meaning set forth in Section 10.03 (Indemnification by Parent).

“Securityholder Indemnifying Party” has the meaning set forth in Section 10.02(a) (Indemnification by the Securityholders).

“Securityholders” means, collectively, (i) VMG Tax-Exempt LP, (ii) all of the holders of Units, and (iii) all holders of Unit Options, in each case, as specified on Schedule 1.1 attached hereto, as adjusted from time to time to reflect the VMG Equity Transfers and as otherwise contemplated herein.

“Sellers’ Representative” has the meaning set forth in the preface above.

“Specified Holders” means VMG Employee Coinvestment Partnership, L.P., VMG Taxable, L.P., VMG Pirate’s Booty Splitter, L.P., Driven Pirate, LLC and Driven Booty, LLC.

“Stock Purchase Closing Payment” means an amount equal to the Closing Payment Calculation Amount multiplied by VMG Tax-Exempt LP’s Percentage Allocation.

“Stock Purchase Consideration” has the meaning set forth in Section 2.01.

“Straddle Period” has the meaning set forth in Section 7.08(d) (Straddle Period).

“Straddle Period Return” means a Tax Return with respect to a Straddle Period.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, membership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Surviving Company” has the meaning set forth in the recitals above.

“Target Companies” has the meaning set forth in the preface above.

“Target Companies Charter Documents” has the meaning set forth in Section 3.02(a) (Authorization of Transaction; Binding Effect).

“Tax” and “Taxes” means (i) any federal, state, local and foreign taxes, charges, fees, levies or other similar assessments or liabilities (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs, duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto, and (ii) any liability for an item described in clause (i) of another Person, whether pursuant to any applicable Law, as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means confidential information that derives independent economic value from not being generally known by the public and not being readily ascertainable by other Persons, including apparatus, designs and assemblies, devices, databases and data collections, diagrams, inventions (whether or not patentable), know-how, methods, processes, schematics, specifications, software and techniques.

“Third-Party Claim” has the meaning set forth in Section 10.05 (Procedures for Third-Party Claims).

“Transaction Expenses” means (i) all fees and expenses of the Target Companies and Securityholders (to the extent the Target Companies are obligated to pay such Securityholders fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (including pursuant to Section 7.11(b)), (ii) the employee and consultant bonuses to be paid to employees and consultants of the Target Companies in connection with the Closing, including the employer portion of any payroll taxes attributable thereto (excluding all Contingent Bonuses that have been fully funded by the Operating Company at or prior to the Effective Time), in each case with respect to clauses (i) and (ii), which have not otherwise been paid by the Securityholders or the Target Companies at or prior to Closing, (iii) any accrued but unpaid VMG Advisory Fees or DCM Advisory Fees, and (iv) the employer portion of any payroll Taxes attributable to payments made with respect to Unit Options in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.08(e) (Transfer Taxes).

“Unaudited Financial Statements” has the meaning set forth in Section 3.07(a) (Financial Statements; Books and Records).

“Unit” means a membership interest in the Operating Company as defined in Section 2.8 of the Operating Company LLC Agreement.

“Unit Closing Payment Amount” means, with respect to each Securityholder holding Units, an amount equal to (A) the product of the Closing Payment Calculation Amount multiplied by such Securityholder’s individual Percentage Allocation, minus (B) the amount of the RAGF Obligation due and owing to the Company from such Securityholder, if any.

“Unit Option” means an option to purchase Units pursuant to the Unit Option Plan.

“Unit Option Closing Payment Amount” means, with respect to each Securityholder holding Unit Options, an amount equal to (A) the product of the Closing Payment Calculation Amount multiplied by such Securityholder’s individual Percentage Allocation applicable to the Unit Options held by such Securityholder, minus (B) the aggregate of the exercise prices of the applicable Unit Options subject thereto.

“Unit Option Plan” means the Robert’s American Gourmet Food, LLC Unit Option Plan.

“Unit Option Termination Agreement” has the meaning set forth in Section 2.02(e) (Effect of the Merger).

“Updating Party” has the meaning set forth in Section 6.04 (Supplemental Schedules).

“USDA” means the United States Department of Agriculture.

“VMG Advisory Fees” means (i) any accrued and unpaid fees owing to VMG Partners, LLC pursuant to that certain Corporate Development and Administrative Services Agreement dated as of January 1, 2009, by and between the Operating Company and VMG Partners, LLC (including without limitation any accrued but unpaid Initial Fees as that term is defined therein), (ii) with respect to that certain guaranty dated as of February 19, 2010, as amended, executed by VMG Equity Partners, L.P. in favor of BMO Harris Financing, Inc., as successor to BMO Capital Markets Financing, Inc., any accrued but unpaid annual services fees, payable by the Operating Company to VMG Partners, LLC (or its designated affiliates or subsidiaries) as consideration for entering into the aforementioned guaranty, and, with respect to the annual services fees, the terms of which are set forth in those certain Written Consents and Actions of a Majority of the Board of Managers of Robert’s American Gourmet Foods, LLC, dated February 17, 2010 and March 30, 2011, and (iii) any other unpaid fees owing to VMG Partners, LLC or any of its Affiliates.

“VMG Blocker Corp.” has the meaning set forth in the preface above.

“VMG Equity Transfers” has the meaning set forth in the recitals above.

“VMG General Partner” has the meaning set forth in the preface above.

“VMG Splitter LP” has the meaning set forth in the preface above.

“VMG Tax-Exempt LP” has the meaning set forth in the preface above.

“Working Capital” means, as of any date of determination, the difference between (i) the current assets of the Target Companies as of such date, including net trade receivables, inventory, prepaid expenses and vendor deposits, and (ii) the current liabilities of the Target Companies as of such date, including accounts payable, accrued liabilities, unpaid expenses, in the case of each of clauses (i) and (ii), determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the Target Companies’ past practices and in each case on the same basis as used in computing the Sample Working Capital set forth on Exhibit B (“Sample Working Capital”); provided that any asset or liability included in the calculation of Indebtedness, Cash or Transaction Expenses, as of any date of determination, will not also be included in the calculation of Working Capital, as of such date, so that the calculation of Working Capital does not double count any asset or liability that is also included in Indebtedness, Cash or Transaction Expenses.

ARTICLE II

PURCHASE AND SALE; MERGER

Section 2.01                             Purchase and Sale; Merger.

(a)         Purchase and Sale of VMG Blocker Corp. At the Closing, immediately following the VMG Equity Transfers but immediately prior to the Effective Time, Parent shall purchase, and VMG Tax-Exempt LP shall sell, all of VMG Tax-Exempt LP’s right, title and interest in and to the Blocker Shares, free and clear of all Liens, in exchange for an amount in cash equal to VMG Tax Exempt LP’s portion of the Aggregate Consideration as is set forth in Section 2.03 (Consideration) below, and subject to the terms and conditions set forth herein (the aggregate amount payable under this Section 2.01(a) being the “Stock Purchase Consideration”).

(b)         The Merger. Upon the terms and subject to the conditions contained in this Agreement, and in accordance with the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Operating Company and the separate existence of Merger Sub shall cease.  Following the Merger, the Operating Company shall continue as the Surviving Company and shall be a wholly-owned, direct subsidiary of Parent, including through the interests of the Operating Company held by Parent through its ownership of the shares of VMG Blocker Corp.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DLLCA.

Section 2.02                             Effect of the Merger.

(a)         General Effect.  All the property, rights, privileges, powers, franchises and assets of the Operating Company and Merger Sub shall vest in the Surviving Company, and all Indebtedness, Liabilities, obligations and duties of the Operating Company and Merger Sub shall become the Indebtedness, Liabilities, obligations and duties of the Surviving Company.

(b)         Managers.  Immediately prior to the Effective Time, the managers of the Operating Company shall tender their resignations as managers, and at the Effective Time, the managers of Merger Sub shall be the managers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(c)          Operating Agreement.  At the Effective Time, the Operating Agreement of Merger Sub shall be the Operating Agreement of the Surviving Company until thereafter amended as provided by Law.

(d)         Conversion of Operating Company Units.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Operating Company or the Securityholders, the issued and outstanding Units shall be canceled and shall be converted automatically into (i) in the case of Units held by VMG Blocker Corp. at the Effective time, such number of units of the Surviving Company so that the percentage of the outstanding units of the Surviving Company owned by VMG Blocker Corp. immediately after the Effective Time is equal to the percentage of outstanding Units of the Operating Company owned by VMG Blocker Corp.  immediately prior to the Effective Time, and (ii) in the case of all other issued and outstanding Units, the right to receive a portion of the Aggregate Consideration as set forth below in Section 2.03 (Consideration), payable, without interest, to the Securityholders owning such Units, subject to the terms and conditions set forth herein (the aggregate amount payable under this Section 2.02(d) being the “Merger Consideration”).

(e)          Conversion of Options.  At the Effective Time, the managers of the Operating Company shall effect the following: (i) terminate the Unit Option Plan, effective immediately prior to the Effective Time, (ii) provide that each Unit Option to purchase Units granted under the Unit Option Plan that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested or exercisable, shall become fully vested and exercisable as of immediately prior to the Effective Time, and (iii) cancel, effective as of the Effective Time, each Unit Option pursuant to the terms of a unit option termination agreement (“Unit Option Termination Agreement”) in the form attached hereto as Exhibit C, and upon execution and delivery of the Letter of Transmittal and the Unit Option Termination Agreement, but subject to the terms and conditions of this Agreement, the holder thereof shall be entitled to receive an amount equal to (A) the sum of the Aggregate Consideration payable to the Securityholders pursuant to this Agreement on or after the Effective Time plus the aggregate of the exercise prices for all Unit Options, plus the RAGF Obligation, multiplied by (B) the Percentage Allocation applicable to the Unit Options held by such Securityholder, minus (C) the aggregate of all of the exercise prices of the Unit Options held by such Securityholder (the “Individual Option Consideration”, and, the aggregate amount payable to all Unit Holders under this Section 2.02(e) being the “Option Consideration”). Notwithstanding the foregoing, the execution of a Letter of Transmittal and a Unit Option Termination Agreement by every holder of Unit Options is not a condition to the Closing, as described in Article VIII, and neither the Target Companies nor their respective shareholders or members, as applicable, shall be deemed to have breached this Agreement as a result of such non-execution; provided that no holder of a Unit Option shall be paid its portion of the Option Consideration unless such holder first delivers an executed Letter of Transmittal and a Unit Option Termination Agreement. Any payment of the Option Consideration to a holder of Unit

Options shall be subject to all holdbacks, escrows and reserves provided herein, and to any applicable federal, state and local tax withholding requirements.

Section 2.03                             Consideration. In consideration for the Blocker Shares, the Merger and the cancellation of the Unit Options, Parent agrees to pay to the Sellers’ Representative, on behalf of the Securityholders, an aggregate amount equal to: (a) One Hundred Ninety-Five Million Dollars and 00/100 ($195,000,000) (the “Enterprise Value”), plus (b) Estimated Cash, minus (c) Estimated Indebtedness, plus (d) the amount, if any, by which Estimated Working Capital is greater than the Maximum Target Net Working Capital, minus (e) the amount, if any, by which the Estimated Working Capital is less than the Minimum Target Working Capital, minus (f) Estimated Transaction Expenses (such amount is referred to herein as the “Aggregate Consideration”).  Schedule 1.1, as adjusted from time to time as provided herein, reflects the allocation of Stock Purchase Consideration, Merger Consideration or Option Consideration, as applicable, to the Securityholders entitled thereto and their pro rata interests in and to the Indemnification Escrow Funds.

Section 2.04                             Closing Payments, Indebtedness and Transaction Expenses.

(a)         At the Closing, Parent shall pay to the Sellers’ Representative (or, with respect to Securityholders holding Unit Options and who are employees of the Operating Company, such other representative or agent designated thereby) on behalf of each Securityholder, by wire transfer of immediately available funds from Parent to an account designated in writing by the Sellers’ Representative at least two (2) Business Days prior to the Closing Date, an amount, in the aggregate, equal to (i) the Aggregate Consideration, minus (ii) the Indemnification Escrow Funds, minus (iii) the Reserve Amount (the “Closing Payment”). The Sellers’ Representative, or its designated representative or agent on its behalf, shall act as paying agent in effecting the exchange of cash for the Blocker Shares, Units and Unit Options, and shall distribute, in cash, an amount equal to:

(i)                                     with respect to VMG Tax-Exempt LP, but subject to delivery by such Securityholder to the Sellers’ Representative of a fully executed Letter of Transmittal, an amount equal to the Stock Purchase Closing Payment;

(ii)                                  with respect to each Securityholder holding Units, but subject to delivery by such Securityholder to the Sellers’ Representative of a fully executed Letter of Transmittal, the Unit Closing Payment Amount;

(iii)                               with respect to each Securityholder holding Unit Options, but subject to delivery by such Securityholder to the Sellers’ Representative of a fully-executed Letter of Transmittal and an Option Termination Agreement, the Unit Option Closing Payment Amount (which, for Securityholders who are employees of the Operating Company that own Unit Options but do not own Units, Sellers’ Representative shall pay, or cause to be paid, through the payroll system of the Operating Company (net of any Taxes required to be withheld from any payment of the Option Consideration));

in each case in accordance with the funds flow schedule attached hereto as Schedule 2.04(a) (the “Funds Flow”). Within five (5) Business Days of the later of the date of the Specified Holder Approval and the date of the Board Approval, the Sellers’ Representative shall distribute to each Securityholder a letter of transmittal in substantially the form and substance of Exhibit D attached hereto (the “Letter of Transmittal).  At or as soon as practicable after the Effective Time, each Securityholder who has not already delivered such documents prior to the Effective Time shall deliver to the Sellers’ Representative a Letter of Transmittal duly completed and validly executed in accordance with the instructions therein and any other documents as may be reasonably required pursuant to such instructions.  The Sellers’ Representative shall promptly provide confirmation of receipt of the Letter of Transmittal to Parent.  Promptly following the later to occur of (x) the Effective Time and (y) delivery by a Securityholder of its executed Letter of Transmittal to the Sellers’ Representative, the Sellers’ Representative shall deliver to such Securityholder, the payment to which such Securityholder is entitled under this Section 2.04(a).  Until a Letter of Transmittal is so delivered, each Unit shall represent solely the right to receive the payment to which such Securityholder is entitled under this Section 2.04(a), without interest, and neither the Surviving Company nor the Sellers’ Representative shall be required to pay the holder thereof the cash to which it would otherwise have been entitled.  No Securityholder may modify the form or substance of a Letter of Transmittal or a Unit Option Termination Agreement without the prior written approval of Parent (email being sufficient) except for any such modification that is immaterial and nonsubstantive.

(b)         At the Closing, Parent shall pay to the Escrow Agent an amount equal to the Indemnification Escrow Funds, which amount shall be deposited and held by the Escrow Agent pursuant to the terms and conditions of the Indemnification Escrow Agreement.

(c)          At the Closing, Parent shall repay, or cause to be repaid, on behalf of the Target Companies, all Estimated Indebtedness that is required to be repaid at the Closing for which Payoff Letters have been provided no later than two (2) Business Days prior to the Closing Date.  In order to facilitate the repayment of Estimated Indebtedness that is required to be repaid at the Closing, or that is otherwise being repaid at the Closing, the Target Companies shall obtain payoff letters for all Estimated Indebtedness of the Target Companies as of the Closing Date (“Payoff Letters”), which Payoff Letters shall indicate that the lenders have agreed to immediately release all Liens in respect of such Indebtedness relating to the assets and properties of the Target Companies upon receipt of the amounts indicated in such Payoff Letters.

(d)         At the Closing, Parent shall pay, or cause to be paid, on behalf of the Target Companies and Securityholders, all Estimated Transaction Expenses.  The Parties acknowledge that the Indebtedness of the Target Companies as of the Closing Date and the Transaction Expenses are obligations of the Target Companies or the Securityholders incurred on or before the Closing Date, and nothing in this Agreement shall be deemed to make them obligations of Parent. Payment of the Indebtedness and the Estimated Transaction Expenses by Parent on behalf of the Target Companies and the Securityholders on the Closing Date is being made for convenience only.

Section 2.05                             The Closing; Effective Time.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of The Giannuzzi Group, LLP, 411 West 14th Street, 4th Floor, New York, New York 10014, commencing at 11:59 p.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).  On or as soon as practicable following the Closing, the Operating Company and Merger Sub shall cause the Merger to be consummated by filing a duly executed certificate of merger with the Secretary of State of the State of Delaware substantially in the form attached hereto as Exhibit E (the “Certificate of Merger”), and the Parties hereto shall make all other filings or recordings required by the DLLCA or other applicable Law in connection with the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed and accepted in accordance with the provisions of the DLLCA (the date and time when the Merger is effective, the “Effective Time”).

Section 2.06                             Deliveries at the Closing.  At the Closing, the Parties shall deliver or pay, or cause to be delivered or paid, each of the following:

(a)         Parent and the Sellers’ Representative shall make the payments to be made by them pursuant to Section 2.04(a), Section 2.04(a), Section 2.04(c), and Section 2.04(d) (Closing Payment, Escrow Amounts, Indebtedness and Transaction Expenses), as applicable.

(b)         VMG Tax-Exempt LP shall transfer to Parent the uncertificated Blocker Shares.

(c)          The Sellers’ Representative shall deliver, or cause to be delivered, to Parent (i) the minute books, the stock certificate books and the stock ledger of Operating Company (or similar records for limited liability companies), and (ii) signed resignations of each director, officer and manager of each Target Company, effective as of the Closing.

(d)         The Sellers’ Representative shall deliver, or caused to be delivered, to Parent (i) either (A) a FIRPTA certification from each Securityholder (other than VMG Blocker Corp.), prepared in accordance with Treasury Regulations Section 1.1445-2(b), attesting to such Securityholder’s non-foreign status, or (B) a FIRPTA certification from the Operating Company, prepared in accordance with Treasury Regulations Section 1.1445-11T(d)(2), that fifty percent or more of the value of the gross assets of the Operating Company does not consist of U.S. real property interests, or that ninety percent or more of the value of the gross assets of the partnership does not consist of U.S. real property interests, and (ii) a FIRPTA certification from VMG Blocker Corp., prepared in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), that VMG Blocker Corp. is not and has not been within the past five (5) years a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(e)          The Sellers’ Representative shall deliver a certificate from the secretary of each Target Company certifying (A) true, complete and correct copies of such Target Company’s governance documents, (B) true and correct copies of each resolution of such Target Company’s board of managers or board of directors approving this Agreement and the consummation of the transactions contemplated hereby, and (C) a certificate of good standing of the State of Delaware with respect to such Target Company.

Section 2.07                             Closing Certificate.  At least two (2) Business Days prior to the Closing, the Sellers’ Representative shall deliver, or shall have delivered, to Parent and Merger Sub a definitive closing payment schedule (the “Closing Certificate”), duly certified by an officer of the Operating Company as accurately setting forth Estimated Cash, Estimated Indebtedness, Estimated Working Capital, Estimated Transaction Expenses and Aggregate Consideration (each, an “Estimated Closing Calculation” and, collectively, the “Estimated Closing Calculations”), in each case together with reasonably detailed supporting documentation.  The Estimated Closing Calculations shall be determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the Target Companies’ past practices.  At the request of Parent, Sellers shall cause the Target Companies to perform, jointly with Parent or its Representatives, a physical count of the inventory of the Target Companies as of a date prior to Closing reasonably requested by the Parent.  Parent shall be entitled to review, comment on and request reasonable changes to the Closing Certificate, and the Sellers’ Representative and the Target Companies shall cooperate with Parent and its representatives in connection therewith.  The Sellers’ Representative shall consider Parent’s proposed changes to the Closing Certificate in good faith.

Section 2.08                             Post Closing Adjustment.

(a)         Promptly, but in any event within forty-five (45) days after the Closing Date, Parent shall prepare and deliver to the Sellers’ Representative a consolidated balance sheet of the Target Companies (the “Closing Balance Sheet”), which shall reflect Parent’s determination of (i) Cash, Indebtedness of the Target Companies, Transaction Expenses and Working Capital (each a “Proposed Closing Calculation”), in each case determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the Target Companies’ past practices, (ii) Aggregate Consideration (calculated with reference to the amounts set forth in clause (i) of this sentence) (“Preliminary Aggregate Consideration”) and (iii) the Proposed Adjustment Amount, if any, in each case of clause (i), (ii) and (iii), together with such detail and supporting documentation as shall be reasonably acceptable to the Sellers’ Representative, and provided that Parent shall thereafter have the continuing obligation to provide the Sellers’ Representative with access to additional books, records and work papers related thereto, including those of Parent’s and the Target Companies’ accountants, if any, in each case, within three (3) Business Days following the Sellers’ Representative reasonable request therefor, until such time as the Final Adjustment Amount has been determined in accordance with the terms of this Agreement; provided that Sellers’ Representative shall execute any confidentiality, representation, non-reliance or other letter that is reasonably requested by Parent’s or the Target Companies’ accountants, if any, in connection therewith.  The “Proposed Adjustment Amount” (which may be a positive or negative number) shall be equal to the Preliminary Aggregate Consideration (which shall separately set forth the Stock Purchase Consideration, the Merger Consideration and the Option Consideration) as set forth on the Closing Balance Sheet delivered pursuant to this Section 2.08(a), minus the Sellers’ Representative’s determination of Aggregate Consideration (which shall separately set forth the Stock Purchase Consideration, the Merger Consideration and the Option Consideration), as set forth in the Closing Certificate delivered pursuant to Section 2.07 (Closing Certificate).

(b)         If the Sellers’ Representative disagrees with Parent’s determination of any Proposed Closing Calculation, Preliminary Aggregate Consideration or the Proposed Adjustment Amount, in each case, as reflected on the Closing Balance Sheet, the Sellers’ Representative may, within forty-five (45) days after receipt of the Closing Balance Sheet, deliver a written notice (the “Dispute Notice”) to Parent setting forth the Sellers’

Representative’s calculation of each disputed amount (each an “Item of Dispute”).  In preparing such Dispute Notice, the Sellers’ Representative shall have access to all items reasonably requested by the Sellers’ Representative related to the Closing Balance Sheet.  If Parent does not receive a Dispute Notice within thirty (30) days after receipt by the Sellers’ Representative of the Closing Balance Sheet, the Closing Balance Sheet shall be conclusive and binding upon each of the Parties.  If Parent receives a Dispute Notice from the Sellers’ Representative within thirty (30) days after receipt by the Sellers’ Representative of the Closing Balance Sheet, Parent and the Sellers’ Representative shall use commercially reasonable efforts to resolve each Item of Dispute, and, if any Item of Dispute is so resolved, the Closing Balance Sheet shall be modified to the extent necessary to reflect such resolution.  If any Item of Dispute remains unresolved as of the twentieth (20th) day after delivery by the Sellers’ Representative of the Dispute Notice, Parent and the Sellers’ Representative shall jointly retain Grant Thornton LLP (the “Accounting Firm”) to resolve such remaining disagreement.  Parent and the Sellers’ Representative shall request that the Accounting Firm render a determination as to each unresolved Item of Dispute within thirty (30) days after its retention, and the Sellers’ Representative, Parent, the Target Companies and their respective Representatives shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and accurately as practicable, including the provision by Parent and the Target Companies of all books and records and work papers (including those of accountants) relating to the Closing Balance Sheet and all other items reasonably requested by the Accounting Firm.  The Accounting Firm shall consider only those items and amounts that were set forth in the Closing Balance Sheet and the Dispute Notice and that remain unresolved by Parent and the Sellers’ Representative.  In resolving any Item of Dispute, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Person or less than the smallest value for such item claimed by either Person.  The Accounting Firm’s determination(s) shall be based upon the definitions of Preliminary Aggregate Consideration, Proposed Adjustment Amount and each Preliminary Closing Calculation (as applicable) included in this Agreement.  The Accounting Firm’s determination of each Item of Dispute submitted to it shall be in writing, shall conform with this Section 2.08 and shall be conclusive and binding upon each of the Parties, and the Closing Balance Sheet shall be modified to the extent necessary to reflect such determination(s).  The Accounting Firm shall provide a determination of the “Final Adjustment Amount” (which may be a positive or negative number) which shall be equal to the Accounting Firm’s determination of Aggregate Consideration (which shall be determined with reference to Final Cash, Final Indebtedness, Final Transactions Expenses and Final Working Capital) pursuant to this Section 2.08 minus the Sellers’ Representative’s determination of Aggregate Consideration set forth in the Closing Certificate delivered pursuant to Section 2.07(Closing Certificate).  The Accounting Firm shall allocate its fees, costs and expenses between Parent, on the one hand, and the Sellers’ Representative (on behalf of the Securityholders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party.  Cash, Indebtedness of the Target Companies, Transaction Expenses and Working Capital, in each case as finally determined pursuant to this Section 2.08, are referred to herein as “Final Cash,” “Final Indebtedness,” “Final Transaction Expenses” and “Final Working Capital,”  respectively.

(c)          The “Final Adjustment Amount,” which may be a positive or negative number, shall be equal to (i) the amount agreed to as the Final Adjustment Amount (which shall set forth the allocation of such amount between the Stock Purchase Consideration, the Merger Consideration and the Option Consideration) at any time in writing by Parent and the Sellers’ Representative; (ii) if a Closing Balance Sheet is not delivered by Parent within the time period required by Section 2.08(a), if the Sellers’ Representative, in its sole discretion, elects, the Final Adjustment Amount will be $0.00; (iii) if a Dispute Notice is not delivered by the Sellers’ Representative to Parent within the time period required by Section 2.08(a), the Proposed Adjustment Amount set forth in the Closing Balance Sheet, if any; or (iv) the Final Adjustment Amount as set forth in the written determination of the Accounting Firm made in accordance with the provisions of this Section 2.08.

(d)         Payments.  Within five (5) days after the determination of the Final Adjustment Amount: (i) if the Final Adjustment Amount is a positive number, Parent shall pay (or cause to be paid) to the account(s) designated in writing by the Sellers’ Representative an amount in cash equal to the Final Adjustment Amount; or (ii) if the Final Adjustment Amount is a negative number, the Sellers’ Representative and Parent shall jointly direct the Escrow Agent to pay to the account designated in writing by Parent an amount in cash from the Indemnification Escrow Funds equal to the absolute value of the Final Adjustment Amount.

Section 2.09                             Updating Percentage Allocations; Allocation of the Aggregate Consideration.  In the event there are any adjustments to be made to the Percentage Allocations after the date hereof, including, without limitation, in connection with any payments required to be made by Parent or by or on behalf of the Securityholders pursuant to Section 2.09 or ARTICLE X (Indemnification), the Sellers’ Representative shall promptly deliver an updated Schedule 1.1, to both (i) Parent, for Parent’s review, and (ii) each affected Securityholder, reflecting a revised Percentage Allocation for each Securityholder (including, after giving effect to the manner in which Final Cash, Final Indebtedness, Final Transaction Expenses, Final Working Capital and the Final Adjustment Amount are calculated and the allocation of the Aggregate Consideration, in accordance with the terms of Section 2.04, to each Securityholder in accordance with the Target Companies Charter Documents).  The Parties agree to allocate the Aggregate Consideration, in accordance with the terms of Section 2.04 (and all other capitalizable costs) to each Securityholder according to such Securityholder’s Percentage Allocation, in each case, as adjusted as provided herein; provided that such allocation of the Aggregate Consideration to VMG Tax-Exempt L.P. shall not exceed 5.5% of the Aggregate Consideration.

Section 2.10                             Withholding Rights.  Each of the Sellers’ Representative, Parent, the Surviving Company and the Escrow Agent shall be entitled to deduct and withhold from any payment to any Party under this Agreement or the Indemnification Escrow Agreement such Taxes as it is required to deduct and withhold with respect to the making of such payment, or any other Tax withholding obligation with respect to the transactions contemplated hereunder.  To the extent that amounts are so withheld or deducted by the Sellers’ Representative, Parent, the Surviving Company or the Escrow Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Sellers’ Representative, Parent, the Surviving Company or the Escrow Agent, as the case may be.  The Sellers’ Representative, Parent, the Surviving Company or the Escrow Agent, as the case may be, shall pay over to the appropriate Governmental Authority amounts withheld under this Section 2.10.

Section 2.11                             Reserve Account; Letter of Transmittal.  The Sellers’ Representative is establishing a reserve account from the Aggregate Consideration (the “Reserve Account”) in the aggregate amount of Two Million Five Hundred Thousand Dollars and 00/100 ($2,500,000) (the “Reserve Amount”) to pay any costs, fees, Taxes and expenses incurred at any time, whether arising prior to or after the Closing, by or for the benefit of the Target Companies or their Securityholders, and regardless of whether at the Closing such costs, fees, Taxes and expenses are actual, estimated or contingent, anticipated or unanticipated, in connection with the transactions contemplated by this Agreement.  At the Closing, Parent shall wire the Reserve Amount to an account designated by the Seller’s Representative.  To the extent amounts placed into the Reserve Account are not used, or in the judgment of the Sellers’ Representative are not expected to be used, to pay fees, Taxes and expenses incurred in connection with the transactions contemplated by this Agreement, including costs associated with any post-Closing issues or disputes, such remaining amount (plus all earnings thereon, if any), shall be distributed by the Sellers’ Representative to the applicable Securityholders in proportion to their respective Percentage Allocation.  The Sellers’ Representative shall have sole and exclusive authority to disburse and pay amounts placed into the Reserve Account consistent with the provisions of this Agreement.  Each Letter of Transmittal executed by a Securityholder shall include an agreement to be bound by all of the obligations and to perform all of the covenants of the Securityholders set forth in this Agreement.

Section 2.12                             Payments to the Sellers’ Representative. Notwithstanding anything to the contrary herein, payment in full to or at the direction of the Sellers’ Representative shall be deemed to satisfy and discharge in full all of Parent’s and Merger Sub’s obligations and any liability to the Sellers’ Representative and the Securityholders under this Agreement with respect thereto upon receipt of such payments by the Sellers’ Representative, regardless of whether such payments are further distributed or paid to each Securityholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANIES

As a material inducement to Parent and Merger Sub to enter into this Agreement, the Target Companies represent and warrant to Parent and Merger Sub, as of the date hereof, as follows:

Section 3.01                             Organization of the Target Companies.  Each of the Target Companies is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware.   Each of the Target Companies is duly qualified or licensed as a foreign corporation or limited liability company to do business and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.02                             Authorization of Transaction; Binding Effect.

(a)         Each of the Target Companies has full corporate or limited liability company power and authority to own, lease and operate its assets and to carry on its business as is presently conducted.  Each of the Target Companies has the full corporate or limited liability company power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each of the Ancillary Documents by each of the Target Companies and the performance by each of the Target Companies of its obligations hereunder and thereunder have been duly authorized by all requisite corporate or limited liability company action, as applicable. Each of the Target Companies has made available to Parent true, complete and correct copies of its limited liability company agreement, certificate of incorporation and bylaws, as applicable, each as in effect on the date of this Agreement (“Target Companies Charter Documents”).

(b)         This Agreement has been duly executed and delivered by the Target Companies and constitutes the valid and legally binding obligation of the Target Companies, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).  As of the Closing, each Ancillary Document to which the Target Company are a party will have been duly executed and delivered by the Target Companies and will constitute the valid and legally binding obligation of the Target Companies, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).

Section 3.03                             Noncontravention.  Except as set forth on Schedule 3.03, neither the execution and the delivery of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the Target Companies Charter Documents, (ii) assuming compliance with Section 4.03 (Noncontravention) by the Parties identified therein, and compliance by Parent and Merger Sub with Section 5.03 (Noncontravention), violate any Law or other restriction of any Governmental Authority to which the Target Companies is subject or (iii) conflict with, result in a breach of, constitute a default under or result in the acceleration of, any Material Contract, except, in the case of clauses (ii) and (iii), where the violation, conflict, breach, default or acceleration would not, individually or in the aggregate, have a Material Adverse Effect.  Except for the notification requirements under the HSR Act, to the Knowledge of the Target Companies, the execution and delivery of this Agreement and the Ancillary Documents by the Target Companies, as well as the consummation by the Target Companies of the transactions contemplated hereby and thereby, do not require any notice to, filing with or authorization, consent or approval of any Governmental Authority.

Section 3.04                             Capitalization.  The entire authorized, issued and outstanding capital stock of VMG Blocker Corp. and the issued and outstanding membership interests of the Operating Company, in each case as of the date hereof, are set forth on Schedule 3.04, all of which stock and membership interests are duly authorized, validly issued, fully paid, non-assessable and, as of the date hereof, held beneficially and of record by a Securityholder as set forth on Schedule 1.1.  Except as set forth on Schedule 3.04 or as provided in Section 6.06 (VMG Equity Transfers), there is no contract, agreement or other arrangement pursuant to which any of VMG Blocker Corp., VMG General Partner and VMG Tax-Exempt LP or the Target Companies has granted any warrant, right, option, conversion privilege, stock purchase plan, put, call, pre-

emptive right, right of first refusal, commitment or other contractual obligation relating to the offer, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of its capital stock or its membership interests or other securities convertible into or exchangeable for capital stock or membership interests of either of the Target Companies (now, in the future or upon the occurrence of any contingency) or that provides for any stock appreciation or similar right, and there are not any equity securities of the Target Companies reserved for issuance for any purpose.  There are no agreements, arrangements, proxies or understandings that restrict or otherwise affect voting or transfer of any of the equity securities of the Target Companies.  None of the stock or membership interests of the Target Companies were issued in violation of any preemptive rights of any person, the Securities Act or any other applicable law.

Section 3.05                             Subsidiaries.

(a)         The Subsidiaries of the Target Companies as of the date hereof are set forth on Schedule 3.05(a).  On the Closing Date (after giving effect to the transactions set forth in Section 6.06 (VMG Equity Transfers)), the Target Companies will not directly or indirectly (i) have any Subsidiaries or (ii) own, or have any contract to own, the capital stock, membership interests or other securities of, or any proprietary interest in, any Person or (iii) control all or substantially all of the management policies of any Person (except that VMG Blocker Corp. will own Units at such time).

(b)         Each of VMG Blocker Corp. and VMG Splitter LP was formed in 2008.  VMG Blocker Corp. was formed for the sole purpose of holding an equity interest in VMG Splitter LP.  VMG Splitter LP was formed for the sole purpose of holding an equity interest in the Operating Company. Neither VMG Blocker Corp. nor VMG Splitter LP holds any interests or investments in any other entities, except as set forth on Schedule 3.05(b) or as contemplated by Section 6.06 (VMG Equity Transfers).

Section 3.06                             Broker’s Fees.  Except for the fees, commissions and expenses of Credit Suisse, the Target Companies do not have any liability or obligation to pay any fees, commissions or expenses to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Parent or Merger Sub could become liable or obligated.   The Operating Company is solely responsible for any such fee, commission or expenses that may be due to Credit Suisse.

Section 3.07                             Financial Statements; Books and Records.

(a)         Schedule 3.07(a) sets forth true, correct and complete copies of: (i) the audited consolidated balance sheets of the Operating Company as of December 31, 2011 and December 31, 2012 and the related statements of income, changes in stockholders’ equity and cash flow for the fiscal years ended on such dates (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Operating Company as of March 31, 2013 (the “Reference Balance Sheet Date”) and the related statements of income, changes in stockholders’ equity and cash flow for the three-month period ended on such date (the “Unaudited Financial Statements” and, collectively with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements (x) present fairly the financial condition, assets and liabilities of the Operating Company and the results of operations and changes in financial condition of the Operating Company as of the respective dates thereof and for the periods covered thereby in all material respects and (y) were prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of Unaudited Financial Statements which are prepared in accordance with past practice (in which GAAP was materially applied in connection with such calculation but which might not be presented in accordance with GAAP), to the exclusion of footnotes, normal year-end adjustments and other presentation items.

(b)         Except as set forth on Schedule 3.07(b), on the Closing Date, VMG Blocker Corp. will have no liabilities other than fees and expenses of advisors and Income Tax liabilities in respect of its ownership interest in VMG Splitter LP, and its direct ownership interest in the Operating Company.

Section 3.08                             Internal Accounting Control.  Each Target Company has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) regarding the reliability of such Target Company’s financial reporting and the preparation of financial statements for external purposes consistent with past practice and materially in accordance with GAAP, (ii) that receipts and expenditures of each Target Company are being made only in accordance with the authorization of such Target Company’s management and directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of such Target Company’s assets that could have a material effect on such Target Company’s financial statements.

Section 3.09                             Absence of Changes.  From December 31, 2012 until the date of this Agreement there has not been any Material Adverse Effect.  Without limiting the generality of the foregoing, from December 31, 2012 until the date of this Agreement, the Target Companies have conducted their business in the Ordinary Course of Business and used commercially reasonable efforts to preserve intact the Target Companies’ relationships with customers, suppliers and all others having business dealings with the Target Companies in all material respects and there has not been any change in the financial condition, assets, liabilities, prospects, net worth, earning power or business of any Target Company, other than in the Ordinary Course of Business, which individually or in the aggregate has been or will have a Material Adverse Effect.  From December 31, 2012, except as set forth on Schedule 3.09, none of the Target Companies has:

(a)         accelerated, terminated, modified, canceled or entered into any material contract (including but not limited to any Material Contract);

(b)         experienced any damage, destruction, or loss to any of its assets or property involving at least $100,000 per occurrence and not covered by insurance;

(c)          (i) other than the Contingent Bonuses set forth on Schedule 1.2, granted any bonuses, whether monetary or otherwise, or increased any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written Employee Benefit Plans or required by Applicable Law, (ii) changed the terms of employment for any employee or terminated employment of any employee for which the costs and expenses with respect to any such individual exceed $50,000, or (iii) accelerated the payment or vesting of any compensation or benefit for any employee, director, officer, independent director or consultant;

(d)         made any material capital expenditure;

(e)          made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (other than the Target Companies);

(f)           made any change in any method of accounting or accounting practice or policy used by the Target Companies, other than such changes required by GAAP or pursuant to any pronouncements issued by the Financial Accounting Standards Board;

(g)          declared or paid any dividends, issued, purchased or redeemed any shares of its capital stock or membership interests or any securities convertible into or exchangeable for any of its capital stock or membership interests, or made any other distributions to its shareholders or equity holders, other than dividends or distributions to pay Taxes;

(h)         granted any options or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or membership interests, whether pursuant to the Unit Option Plan or otherwise;

(i)             incurred, assumed, or guaranteed any liabilities or Indebtedness of any kind other than Indebtedness that is incurred in the Ordinary Course of Business;

(j)            amended the Target Companies Charter Documents;

(k)         transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property Rights;

(l)             created or allowed the imposition of any Lien upon any of its properties, membership interests or assets, tangible or intangible other than Permitted Liens;

(m)     disposed of or acquired any material assets, except for sales, dispositions or acquisitions of assets in the Ordinary Course of Business;

(n)         diminished, increased or terminated any promotional programs that individually or in the aggregate are or were material to the business of the Target Companies, except in the Ordinary Course of Business;

(o)         purchased, leased or otherwise acquired the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business consistent with past practice;

(p)         made, changed or revoked any Tax election, changed any Tax accounting period, adopted or changed any Tax accounting method, filed any amended Tax Return, failed to pay any Tax when due, failed to file any Tax Return when due (taking into account appropriate obtained extensions), settled any material Tax claim or assessment relating to any of the Target Companies, or consented to any extension or waiver of any limitation period applicable to any Tax claim or Tax assessment relating to any Target Company;

(q)         discharged, forgiven, cancelled or satisfied any material Lien, debt, claim or paid for any material obligation or material liability (fixed or contingent) other than in the Ordinary Course of Business;

(r)            written-down the value of any assets or inventory or written-off any notes or accounts receivable of the Target Companies, in each case, other than those for which reserves or accruals have been established in the Unaudited Financial Statements or those in immaterial amounts;

(s)           other than the Contingent Bonuses set forth on Schedule 1.2, entered into any transaction that is not in the Ordinary Course of Business, consistent with past practice or as contemplated herein, including but not limited to any agreement to compensate any employee of the Target Companies in any manner upon or with respect to the consummation of the transactions contemplated at Closing; or

(t)            entered into any contract, commitment or arrangement to do any of the actions referred to in clauses (a)-(s) above (except as otherwise required or permitted by the terms of this Agreement).

Section 3.10                             Legal Compliance; Permits.  Except with respect to Tax matters (which are the subject of Section 3.07(b) (Financial Statements; Books and Records), Section 3.09(p) (Absence of Changes) and Section 3.12 (Tax Matters)), Intellectual Property Rights matters (which are the subject of Section 3.13 (Intellectual Property)), labor and employment matters (which are the subject of Section 3.22 (Labor Matters)), Employee Benefit Plan and ERISA matters (which are the subject of Section 3.233 (Employee Benefits)) and environmental matters (which are the subject of Section 3.22(a)4 (Environmental Matters)), each of the Target Companies is in material compliance with all Laws applicable to the ownership and operation of the Target Companies, including such Laws that require the Target Companies to possess Permits, licenses, registrations and authorizations of Governmental Authorities for the current operation of their business, including the Laws of the FDA and the USDA.  To the Knowledge of the Target Companies, each of the co-manufacturers of the Target Companies’ products is in compliance with all Laws applicable to the manufacturing, assembly, sale, lease, storage and delivery of the Target Companies’ products, including such Laws that require such co-manufacturers to possess Permits, licenses, registrations and authorizations of Governmental Authorities for the current operation of their business, including the Laws of the FDA and the USDA.  Except as set forth on Schedule 3.10, none of the Target Companies’ products being manufactured, assembled (other than the manufacture or assembly in connection with research and development), sold, leased or delivered by the Target Companies requires, at the date of this Agreement, any material approval of the FDA, the USDA or any other Governmental Authority for the purpose for which they are being manufactured, assembled, sold, leased or delivered and which approval has not been obtained.  All Permits required for each of the Target Companies to conduct their respective businesses have been obtained by the Target Companies and are valid and in full force and effect. To the Knowledge of the Target Companies, the Target Companies’ products do not have any enforcement actions or other regulatory matters from FDA, USDA or other Governmental Authority that affect legal compliance or Permits.  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  Schedule 3.10 lists all current Permits issued to any Target Company, including the names of the Permits and their respective dates of issuance and expiration.  To the Knowledge of the Target Companies, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.10.

Section 3.11                             Real Property.

(a)         None of the Target Companies owns, or since May 19, 2008 has owned, any real property.

(b)         Schedule 3.11(b) lists the street address or a brief description of all real property that is or since May 19, 2008 has leased, subleased or operated by the Target Companies (each, a “Leased Real Property”).

(c)          Each Lease in connection with the Leased Real Property is legal, valid, binding, enforceable, and in full force and effect (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles); and

(d)         none of the Target Companies is in breach or default under any Lease.

(e)          Schedule 3.11(e) sets forth the current expiration date of each Leased Real Property as per the applicable Lease and any notices given in accordance therewith by the parties thereto.

(f)           All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in working condition.  To the Knowledge of the Target Companies, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, have a Material Adverse Effect.

Section 3.12                             Tax Matters.  Except as set forth on Schedule 3.12:

(a)         Tax Returns.  The Target Companies have properly filed with the appropriate Governmental Authorities all U.S. Income Tax Returns and all other Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are true, correct and completed in all material respects. All Taxes (whether or not shown on a Tax Return) due and owing by any Target Company have been timely paid.  No Governmental Authority with which a Target Company does not file Tax Returns has asserted that such Target Company is or may be required to pay Taxes or File Tax Returns with that Governmental Authority.  None of the Target Companies is currently the beneficiary of any extension of time with which to file any Tax Return.  There are no Liens for any Taxes (other than Permitted Liens) on any of the properties or assets of the Target Companies.

(b)         Withholding.  All Taxes that the Target Companies were or are required to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member, partner or other third party have been withheld and collected and have been timely paid over (or set aside for payment when due) in the appropriate amounts to the proper Governmental Authorities.

(c)          Disputes.  None of the Target Companies has received any written notice of assessment or proposed assessment, deficiency, claim, adjustment or proposed adjustment or any other notice indicating an intent to open an audit or other review in connection with any Taxes, which notice has not been satisfied by payment or been withdrawn, and there are no pending audits, examinations, or administrative or judicial proceedings regarding any Taxes of the Target Companies.

(d)         Waivers.  None of the Target Companies has current waivers or extensions in effect with respect to any statute of limitations in respect of any Taxes or has agreed to a Tax assessment or deficiency that has not been paid or otherwise satisfied.

(e)          Affiliated Groups.  None of the Target Companies is a party to any Tax allocation or sharing agreement among members of an affiliated group filing a consolidated, combined, or entity Tax Return or otherwise (other than an agreement among members of an affiliated group the common parent of which was one of the Target Companies), and none of the Target Companies has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was one of the Target Companies) or has any liability for any Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of Law or otherwise (other than any of the Target Companies).

(f)           Certain Transactions.  In the last two (2) years, none of the Target Companies has distributed equity interests of another Person, or has had its equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.  None of the Target Companies has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g)          No Target Company will be required to include any item of income in, or excluded any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) deferred intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) which deferred intercompany transaction occurred on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Law).

(h)         Tax Classification.  The Operating Company has been treated as a partnership or disregarded entity for U.S. federal and applicable state and local income Tax purposes at all times since its inception.  VMG Blocker Corp has been treated as a corporation for U.S. federal and applicable state and local income Tax purposes at all times since its inception.

(i)             Section 280G.  VMG Blocker Corp. is not a party to any agreement, contract, arrangement or plan that in connection with the transactions contemplated by this Agreement, that has resulted or would result, separately or in the aggregate, in any payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Law).

(j)            Except for matters addressed in Section 3.07(b) (Financial Statements; Books and Records) and Section 3.08(p), this Section 3.122 contains the sole and exclusive representations and warranties of the Target Companies with respect to any Tax matters.

Section 3.13                             Intellectual Property.

(a)         Schedule 3.13(a) identifies each item of Registered IP that is owned by the Target Companies as of the date hereof, including the jurisdiction in which such Registered IP has been registered or filed and the applicable registration or serial number.  All required filings and fees related to the Registered IP have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Registered IP is otherwise in good standing.  The Registered IP comprises all Intellectual Property Rights necessary for the operation of the business of the Target Companies as currently conducted.  The Target Companies have exercised all reasonable measures to protect the confidentiality of confidential information and trade secrets owned by the Target Companies.

(b)         Schedule 3.13(b) identifies (i) all material license agreements pursuant to which Intellectual Property Rights used in the business of the Target Companies is licensed to the Target Companies (other than any license agreements for commercially available off-the-shelf software), (ii) all material license agreements pursuant to which any of the Target Companies has licensed to any third party any Intellectual Property Rights (other than licenses to customers, distributors, dealers, resellers, sales representatives, suppliers, vendors, consultants, contractors or other business relationships in the Ordinary Course of Business), and (iii) all other covenants not to sue, coexistence agreements, Licenses, releases and settlement agreements relating to any material Intellectual Property Rights to which any of the Target Companies are a party.  The Target Companies have made available to Buyer copies of all such agreements.  Except as set forth on Schedule 3.13(b), the applicable Target Company has performed all material obligations required to be performed by it as of the date hereof under the terms and conditions of such material license agreements to which it is a party.  Except as set forth on Schedule 3.13(b), no material Intellectual Property Rights are licensed to or by any of the Target Companies other than pursuant to a written agreement.  To the Knowledge of the Target Companies, all such licenses are valid, binding and enforceable between the Target Companies and the other parties thereto, and the Target Companies and such other parties are not in material breach of the terms and conditions of such licenses.

(c)          Except as set forth on Schedule 3.13(c), to the Knowledge of the Target Companies, the applicable Target Company owns exclusively, licenses or otherwise has the right to use, free and clear of any Lien other than Permitted Liens, all of the Intellectual Property Rights necessary for the operation of the business of the Target Companies, taken as a whole, as currently conducted.  No Securityholder or founder, director, officer, member, manager or employee of or consultant to any Target Company owns, directly or indirectly, in whole or in part, any interest in any of the Intellectual Property Rights used by the Target Companies.

(d)         Except as set forth on Schedule 3.13(d), to the Knowledge of the Target Companies, (i) the operation of the business of the Target Companies as presently conducted is not infringing or misappropriating any Intellectual Property Rights of any third party, and (ii) no third party is infringing or misappropriating any Intellectual Property Rights owned by the Target Companies.

(e)          No material infringement or misappropriation written claim or proceeding is pending against the Target Companies or, to the Knowledge of the Target Companies, threatened in writing against the Target Companies, alleging that the operation of the business of the Target Companies is infringing or misappropriating any Intellectual Property Rights of any third party.  Within the last three (3) years, the Target Companies have not received any communication, and no Action has been instituted, settled or, to the Knowledge of the Target Companies, threatened that alleges any such infringement, violation or misappropriation or challenges the validity, ownership, enforceability or use of Intellectual Property Rights owned by the Target Companies and none of the Intellectual Property Rights are subject to any outstanding governmental order.

(f)           Neither the Target Companies nor their Affiliates owns or controls any patents, patent applications or patent rights that are used in the conduct of the business of the Target Companies as of the date of this Agreement.

(g)          To the extent necessary for the conduct of the business as currently conducted by the Target Companies, the Target Companies have obtained assignments of copyright signed by each author of works subject to any material copyright used in the conduct of the business as of the date of this Agreement, including but not limited to photographers, Web designers and advertising agencies.

(h)         This Section 3.13 contains the sole and exclusive representations and warranties of the Target Companies with respect to any Intellectual Property Rights matters.

Section 3.14                             Contracts and Commitments.

(a)         Schedule 3.14(a) sets forth a list, as of the date of this Agreement of each of the following agreements or contracts, whether written or oral, to which any of the Target Companies is a party or by which any Target Company is bound or by which any asset of any Target Company is subject:

(i)                                     any employment agreement or employment contract with any officer, independent contractor, or employee of any of the Target Companies that provides for payments by the Target Companies in excess of $100,000 per annum and is not terminable by the Target Companies upon notice of sixty (60) days or less, for a cost of less than $100,000;

(ii)                                  any employee collective bargaining agreement;

(iii)                               any contract or agreement with any officer, employee, consultant or independent contractor that provides for any severance or other termination payment;

(iv)                              any covenant not to compete granted by any Target Company in favor of a third party;

(v)                                 any lease or similar agreement under which (A) any of the Target Companies is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) any of the Target Companies is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Target Companies, in each case which provides for future payments by the Target Companies in excess of $50,000 per annum and is not terminable by the Target Companies upon notice of sixty (60) days or less for a cost of less than $50,000;

(vi)                              any agreement or contract under which the Target Companies have borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others or other contract related to the borrowing of money (other than intercompany Indebtedness, endorsements for the purpose of collection, loans made to employees for relocation, travel or other employment related purposes or purchases of equipment or materials made under conditional sales contracts, in each case in the Ordinary Course of Business);

(vii)                           any agreement, contract, lease or license, in each case not included in clauses (i)-(vi) foregoing or set forth on Schedule 3.14(a), to which the Target Companies is a party or by or to which any of their respective assets are bound or subject, which provides for future payments by the Target Companies in excess of $100,000 per annum and is not terminable by the Target Companies upon notice of sixty (60) days or less for a cost of less than $100,000 (other than warranty obligations in the Ordinary Course of Business, purchase orders for finished goods inventory, and Leases);

(viii)                        all contracts involving expenditures of greater than $100,000 per annum that require any Target Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(ix)                              all contracts outside of the Ordinary Course that provide for the guarantee or indemnification by any Target Company of the liabilities of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(x)                                 all contracts that include or constitute a power of attorney (excluding power of attorney in connection with customs forms entered into in the Ordinary Course of Business);

(xi)                              all contracts related to Intellectual Property Rights, including all licenses and agreements (excluding non-material software licenses) pursuant to which the Target Companies use Intellectual Property that is material to the operation of the business of the Target Companies or license Intellectual Property Rights to third parties;

(xii)                           all contracts individually involving expenditures of greater than $100,000 per annum under which any Target Company contracts for any material agency, representation, distribution, or brokerage services for the sale of the Target Companies’ products;

(xiii)                        all contracts under which any Target Company contracts for transportation or freight services individually involving payments of more than $100,000 annually;

(xiv)                       all contracts under which any Target Company contracts for the advertisement, display or promotion of any products individually involving payments of more than $100,000 annually;

(xv)                          all contracts individually involving payments of more than $100,000 annually under which any Target Company provides rebates to any third-parties ;

(xvi)                       all contracts for capital expenditures in excess of $100,000 individually or in the aggregate;

(xvii)                    all contracts individually involving payments of more than $100,000 annually that deal with the provision of goods or services by or on behalf of any Target Company on a co-manufacturing basis;

(xviii)                 all orders, settlements, or similar agreements relating to or affecting the business of the Target Companies and either involving payments of more than $100,000 or materially restricting the operations of the Target Companies’ business;

(xix)                       all contracts concerning a franchising, partnership, joint venture or similar arrangement involving payments of more than $100,000; and

(xx)                          all contracts relating to the purchase or sale of a business in the previous five (5) years in which indemnification obligations remain outstanding.

(b)         The Target Companies have delivered to, or made available for inspection by, Parent a copy of each contract, lease, license, instrument or other agreement listed on Schedule 3.14(a), except in the case of oral agreements (collectively, the “Material Contracts”).  Except as disclosed on Schedule 3.14(b), each of the Target Companies has performed all material obligations required to be performed by it as of the date hereof under the Material Contracts to which it is a party and is not (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder, nor, to the Target Companies’ Knowledge, has the Company received any notice of any intention to terminate any Material Contract.  Each of the Material Contracts is a valid and legally binding obligation of one of the Target Companies, as applicable, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).

Section 3.15                             Insurance.  Schedule 3.15 lists each insurance policy maintained by the Target Companies with respect to the properties, assets, business, operations and employees of the Target Companies, as applicable.  To the Knowledge of the Target Companies, all such insurance policies are in full force and effect and none of the Target Companies is in default in any material respect regarding its obligations under any of such insurance policies.  No Target Company has failed to give any notice or present any claim under any insurance policy in a timely fashion or in the manner or detail required by the insurance policies.  The aggregate coverages provided by the insurance policies of the Target Companies are reasonable, in both scope and amount, in light of the risk attendant to the business in which the Target Companies are, or have been, engaged and are comparable to coverage customarily maintained by companies in similar lines of business and such insurance is sufficient in the aggregate to cover all reasonably foreseeable damage to and liabilities or contingencies relating to the conduct by the each Target Company of its business.  Except as set forth in Schedule 3.15, (a) within the past five years, no notice of cancellation or non-renewal with respect to, or disallowance of any material claim under, any of the insurance policies of the Target Companies has been received by any Target Company, and (ii) no Target Company has been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years.

Section 3.16                             Litigation.  Except as set forth on Schedule 3.16, there is no Action by or before any Government Authority pending or, to the Knowledge of the Target Companies, threatened against the Target Companies.

Section 3.17                             Assets.

(a)         Ownership of Assets.  Each of the Target Companies has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other contract, an enforceable leasehold interest in, or right to use, all of its properties, rights and assets (excluding Intellectual Property Rights, which shall be exclusively the subject of Section 3.13 (Intellectual Property)), whether real or personal and whether tangible or intangible (collectively, the “Assets”), free and clear of all Liens other than Permitted Liens.

(b)         Sufficiency of Assets.  The Assets comprise all of the assets, properties and rights of every type and description (excluding Intellectual Property Rights, which shall be exclusively the subject of Section 3.13 (Intellectual Property)), whether real or personal, tangible or intangible, currently used in and material to the operation of the business of the Target Companies, taken as a whole, as currently conducted.  To the Target Companies’ Knowledge, all of the Assets have been maintained in all material respects consistent with industry standards, are in working condition and repair, are reasonably adequate and suitable for the purposes for which they are used in the business of the Target Companies, and none of such properties and assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.18                             Accounts Receivable.  The accounts receivable reflected on the Unaudited Financial Statements and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Target Companies involving the sale of goods or the rendering of services (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions) in the Ordinary Course of Business; (b) constitute only valid claims of the Target Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary

Course of Business and are generally due within 30-60 days of billing; and (c) subject to a reserve for bad debts which reserve is maintained in the Ordinary Course of Business, are fully collectible in the Ordinary Course of Business and in any event not greater than 30-60 days after billing.  The reserve for bad debts shown on the Unaudited Financial Statements or, with respect to accounts receivable arising after the Reference Balance Sheet Date, on the accounting records of the Target Companies have been determined consistent with past practices and materially in accordance with GAAP, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.19                             Products.  The products of the Target Companies (including all products in process and finished goods inventory): (a) have, to the Target Companies’ Knowledge, been properly manufactured, handled and stored and are properly packaged and labeled and fit for human consumption; (b) comply in all material respects with the Federal Food, Drug and Cosmetic Act as amended and regulations promulgated thereunder as in effect as of the date hereof (collectively, the “Food and Drug Act”) and applicable federal, state and municipal Laws governing the purity of food sold for human consumption as in effect as of the date hereof (“Food Laws”); (c) may be shipped in interstate commerce in accordance with the Food and Drug Act and the Food Laws; and (d) are not adulterated or misbranded within the meaning of the Food and Drug Act or such Food Laws.  All of the current packaging for the products is adequate for normal shipping and storage.

Section 3.20                             Inventory.  All inventory of the Target Companies, including that reflected in Financial Statements, are valued at the lower of cost or market, the cost thereof being determined by the average cost method, except as disclosed in the Financial Statements.  All of the inventory reflected in the Unaudited Financial Statements and all inventory acquired by the Target Companies since the Reference Balance Sheet Date, consist of a quality and quantity usable and salable in the Ordinary Course of Business and at normal profit margins, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves consistent with past practices have been established and disclosed in the Financial Statements.  The Target Companies’ inventory reserves in the Financial Statements have been made consistent with past practices and in accordance with GAAP.  All inventory of the Target Companies is owned by the Target Companies free and clear of all Liens, and no inventory is held on a consignment basis.  The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive and are consistent with past practices.  All of the inventory complies with the Target Companies’ internal quality assurance guidelines.

Section 3.21                             Intentionally Omitted.

Section 3.22                             Labor Matters.

(a)         Schedule 3.22 sets forth a complete and accurate list of all employees of the Target Companies and accurately reflects (a) each employee’s job title, hire date, work location, full-time or part-time status and classification as exempt or non-exempt under federal and state minimum wage and overtime laws, and (b) each employee’s current annual base salary or regular wage rate, current annual target bonus and any bonus or other incentive compensation (other than the Contingent Bonuses set forth on Schedule 1.2) paid to such employee for calendar year 2012 and at any time during 2013.

(b)         None of the Target Companies is: (i) a party to any collective bargaining agreement or collective bargaining relationship with respect to employees of the Target Companies with any labor organization; (ii) a party to, involved in or, to the Knowledge of the Target Companies, threatened by, any labor dispute, unfair labor practice charge or complaint, or grievance or arbitration proceeding; (iii) currently negotiating any collective bargaining agreement, or has experienced any work stoppage during the last three (3) years; (iv) the target of or subject to any union organizing campaign or activity, demand for recognition, or election or certification petition; and (v) involved in any pending or, to the Knowledge of the Target Companies, threatened material labor strike, work stoppage or slowdown involving or affecting any employees of the Target Companies.

(c)          Each of the Target Companies has materially complied with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, employment discrimination, disability rights, plant closure or mass layoff issues, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance, collective bargaining, immigration, and the payment of social security and other Taxes.  There are no Actions pending or, to the Knowledge of the Target Companies, threatened in writing against the Target Companies before the U.S. Equal Employment Opportunity Commission or any Governmental Authority or arbitrator concerning or relating to any labor, safety or employment matters.

(d)         As of the date of this Agreement, no employee of the Target Companies has given notice to the Target Companies that any such employee intends to terminate his or her employment.

Section 3.23                             Employee Benefits.

(a)         Schedule 3.23 contains a list of each Employee Benefit Plan.  None of the Employee Benefit Plans are maintained, contributed to or required to be contributed to outside the United States.

(b)         As applicable with respect to each Employee Benefit Plan, the Target Companies have made available to Parent true and complete copies of (i) each Employee Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the three most recently filed annual reports (Form 5500 and all schedules thereto), (v) the most recent Internal Revenue Service (“IRS”) determination or opinion letter and each currently pending application to the IRS for a determination letter, (vi) the three most recent summary annual reports, actuarial reports, financial statements and trustee reports, (vii) the three most recent annual premium payment forms filed with the Pension Benefit Guaranty Corporation (“PBGC”) and (viii) all records, notices and filings concerning IRS or Department of Labor audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code and “reportable events” within the meaning of Section 4043 of ERISA.

(c)          The Target Companies and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Employee Benefit Plans.  Each Employee Benefit Plan has been maintained, operated and administered in all material respects in compliance with its terms and with the requirements of all applicable Laws, including without limitation, ERISA and the Code.  None of the Target Companies nor any ERISA Affiliate currently has any outstanding liability with regards to the termination of any Employee Benefit Plan.

(d)         The Employee Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination letters from the Internal Revenue Service (“IRS”) to the effect that such plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Employee Benefit Plan.

(e)          None of the Target Companies or any ERISA Affiliate maintains, sponsors, contributes to or has any liability with respect to any (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, or (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(f)           No Target Company, ERISA Affiliate, or, to the Knowledge of the Target Companies, any fiduciary, trustee or administrator of any Employee Benefit Plan has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any Target Company or Parent to any Tax or penalty imposed by ERISA or the Code.

(g)          No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Employee Benefit Plan qualified under Section 401(a) of the Code, and neither any Target Company nor any ERISA Affiliate has made a written or oral representation promising the same.

(h)         There is no pending or, to the Knowledge of the Target Companies, threatened Action (other than any routine claim for benefits) with respect to any Employee Benefit Plan nor to the Knowledge of the Target Companies is there any reasonable basis for any such Action.

(i)             The Target Companies’ execution of, and performance of the transactions contemplated by this Agreement will not either alone or in connection with any other event(s) (I) result in any payment becoming due to any current or former employee, director, officer, or independent contractor of any Target Company, (II) increase any amount of compensation or benefits otherwise payable under any Employee Benefit Plan, (III) result in the acceleration of the time of payment, funding or vesting of any benefits under any Employee Benefit Plan, (IV) require any contributions or payments to fund any obligations under any Employee Benefit Plan or (V) limit the right to merge, amend or terminate any Employee Benefit Plan.  No payment which is or may be made by, from or with respect to any Employee Benefit Plan to any current or former employee, director, officer or independent contractor of the Target

Companies, either alone or in conjunction with any other payment, event or occurrence, (i) will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code or (ii) will not be fully deductible as a result of Section 162(m) of the Code.

(j)            The Target Companies and each ERISA Affiliate have complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder and the American Recovery and Reinvestment Act of 2009 with respect to each Employee Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code.  Each Employee Benefit Plan is in compliance in all material respects with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations issued thereunder.  Each Employee Benefit Plan is in compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (collectively, the “Healthcare Reform Law”), to the extent applicable.  The operation of each Employee Benefit Plan will not result in the incurrence of any material penalty to the Target Companies, any ERISA Affiliate or Parent pursuant to the Healthcare Reform Law.

(k)         Each Employee Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Employee Benefit Plan is subject to tax under Section 409A of the Code.

(l)             The Target Companies and each ERISA Affiliate have, for purposes of each Employee Benefit Plan and for all other purposes, correctly classified all individuals performing services for the Target Companies as common law employees, leased employees, independent contractors or agents, as applicable.

(m)     The Contingent Bonuses shall have been fully funded by the Operating Company at or prior to the Effective Time.

Section 3.24                             Environmental Matters.

(a)         Each of the Target Companies is in compliance with applicable Environmental Requirements in all material respects.

(b)         Each of the Target Companies possesses all Permits required pursuant to applicable Environmental Requirements for its operations in the Ordinary Course of Business in all material respects as of the Closing Date.  Each of the Target Companies is in compliance with all such Permits in all material respects.

(c)          No conditions of Hazardous Substance contamination caused or created by the Target Companies, or for which the Target Companies is legally responsible, exists on or under or is migrating from any of the Leased Real Property and is required to be investigated, remediated, monitored, assessed, or undergo any other response action by Environmental Requirements, except for such conditions that would not reasonably be expected to have a Material Adverse Effect.

(d)         No conditions caused or created by the Target Companies, or for which the Target Companies or their successors is responsible, exists under any Environmental Requirements.

(e)          The Target Companies have provided Parent with access to any copies of any environmental reports, audits, surveys, assessments, and Permits or other documents in its or their or their advisors’, possession or control, including without limitation, any with respect to prior facilities, owned, operated or otherwise used in connection with their business.

(f)           The Target Companies have not retained or assumed, by contract or, to the Target Companies’ Knowledge, by operation of Law, any liabilities or obligations of third parties under any Environmental Requirements; provided, however, that the Target Companies are deemed to have Knowledge of the Law).

(g)          The Target Companies have not received any written notice, report or other written information regarding any actual or alleged violation of any Environmental Requirements, or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to the Target Companies or their facilities arising under any Environmental Requirements.

(h)         Except with regard to Section 3.22(c), to the extent relating to exposure to Hazardous Substances, this Section 3.24 contains the sole and exclusive representations and warranties of the Target Companies with respect to any environmental matters, including any matters arising under any Environmental Requirements or relating to Hazardous Substances.

Section 3.25                             Affiliate Transactions.  Except as set forth on Schedule 3.25, no equityholder, director, officer or employee (or any “associate” (as such term is defined in Rule 405 of the Securities Act) of any of the foregoing) (collectively, “Related Party”) of the Target Companies has any interest, directly or indirectly in any lease, Lien, contract, license, encumbrance, loan or other agreement or commitment to which any of the Target Companies is a party, or any property (real, personal or mixed, tangible or intangible) or asset used, pertaining to or owned by, or any interest in any supplier of, any of the Target Companies, except solely in such Person’s capacity as an equityholder, director, officer, or employee, as applicable.  Except as set forth on Schedule 3.25, no Related Party has, directly or indirectly, (A) borrowed money from or loaned money to any Target Company that has not been repaid, (B) any contractual or other claim, express or implied, or any kind whatsoever against any Target Company, or (C) been engaged in any other transaction with any Target Company.  All items set forth on Schedule 3.25 will be terminated at or prior to the Closing.

Section 3.26                             No Undisclosed Liabilities.  Except as set forth on Schedule 3.26, none of the Target Companies has any liabilities except for liabilities (a) set forth on, or reserved against in, the Unaudited Financial Statements, or (b) incurred in the Ordinary Course of Business subsequent to the Reference Balance Sheet Date, in either case, that would not individually or in the aggregate have a Material Adverse Effect.

Section 3.27                             Customers and Suppliers.  Schedule 3.27 contains a list of (a) the top ten (10) customers (based on gross sales) (“Top 10 Customers”) and (b) the top five (5) suppliers (based on gross expenditures) (“Top 5 Suppliers”) of the Target Companies, in each case, as of the twelve (12) month period ended on the Reference Balance Sheet Date.  None of the Target Companies has received any written notice that any of (i) the Top 10 Customers has ceased, or, to the Knowledge of the Target Companies, intends to cease after the Closing, to purchase its goods or services or to otherwise terminate or materially reduce or alter its relationship with the Target Companies, or (ii) the Top 5 Suppliers has ceased, or, to the Knowledge of the Target Companies, intends to cease, to supply goods or services to the Target Companies or to otherwise terminate or materially reduce or alter its relationship with the Target Companies, and to the Knowledge of the Target Companies and the Sellers’ Representative, no Top 10 Customer or Top 5 Supplier has threatened any such action.

Section 3.28                             Product Liability; Product Warranty.  Except as set forth on Schedule 3.28, none of the Target Companies is a party to any Action, and, to the Knowledge of the Target Companies, there is not any threatened Action relating to alleged defects in the products provided by the Target Companies or the failure of any such products to meet the warranty specifications applicable thereto or alleging personal injury, death, or property or economic damages, or seeking injunctive relief in connection with any product manufactured, shipped or sold by the Target Companies, except where such defects or failure to meet warranty specifications or other matters would not have a Material Adverse Effect. There has not been in the last thirty-six (36) months and there are no pending, or to the Knowledge of the Target Companies, threatened recalls for the products of the Target Companies, other than product returns in the Ordinary Course of Business.

Section 3.29                             No Other Representations.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT AND THE SCHEDULES HERETO, NEITHER THE TARGET COMPANIES, THE SELLERS’ REPRESENTATIVE NOR ANY OTHER PERSON ACTING ON BEHALF OF ANY OF THE TARGET COMPANIES OR THE SELLERS’ REPRESENTATIVE MAKES ANY REPRESENTATION OR WARRANTY TO PARENT, MERGER SUB OR ANY OTHER THIRD PARTY, EXPRESS OR IMPLIED, IN CONNECTION WITH THE PURCHASE AND SALE, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION 3.29 SHALL NOT APPLY TO ANY CLAIM OF PARENT OR MERGER SUB BASED ON FRAUD OR INTENTIONAL MISREPRESENTATION BY THE TARGET COMPANIES, THE SELLERS’ REPRESENTATIVE OR ANY OTHER PERSON.

Section 3.30                             Bank Accounts.  Schedule 3.30 sets forth a list of all bank accounts and investment accounts (including any safe deposit boxes and lock boxes) maintained by the Target Companies, including the financial institution at which the account is held, the account number for such account and the names of all persons authorized to draw thereon or to have access thereto, including the names of all authorized signatories.

Section 3.31                             Indebtedness.  Except as set forth on Schedule 3.31, none of the Target Companies has any Indebtedness outstanding at the date hereof.  As of the Closing, none of the Target Companies will have any Indebtedness outstanding other than as described on the Closing Certificate.

Section 3.32                             Vote Required.  The approval of a majority of the members of the Board of Managers of the Operating Company (in either case, the “Board Approval”) is the only vote of the Board of Managers of the Operating Company required to adopt this Agreement and to approve the Merger and the other transactions contemplated hereby.  No vote or approval of the equityholders of the Operating Company is required in connection with this Agreement, the Merger and the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATION AND WARRANTIES OF CERTAIN VMG PARTIES

As a material inducement to Parent to enter into this Agreement and to consummate the Purchase and Sale of the Blocker Shares, each of the Parties identified below represents and warrants, solely as to itself, as of the date hereof, as follows:

Section 4.01                             Organization.  Each of VMG Blocker Corp., VMG General Partner and VMG Tax-Exempt LP is duly organized, validly existing and in good standing under the Laws of Delaware.

Section 4.02                             Authorization of Transaction; Binding Effect.

(a)         Each of VMG Blocker Corp., VMG General Partner and VMG Tax-Exempt LP has the power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder, including, without limitation, to effectuate the transactions described in Section 6.06 (VMG Equity Transfers).  The execution and delivery of this Agreement and the Ancillary Documents to which it is a party by each of VMG Blocker Corp., VMG General Partner and VMG Tax-Exempt LP, and the performance by each of them of their respective obligations hereunder and thereunder, have been duly authorized by all requisite corporate or partnership action, as applicable.

(b)         This Agreement has been duly executed and delivered by each of VMG Blocker Corp., VMG General Partner and VMG Tax-Exempt LP and constitutes the valid and legally binding obligation of each of them, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).  As of the Closing, the Ancillary Documents to which each of VMG Blocker Corp., VMG General Partner and VMG Tax-Exempt LP is a party will have been duly executed and delivered by each of VMG Blocker Corp., VMG General Partner and VMG Tax-Exempt LP and will constitute the valid and legally binding obligation of each of them, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).

Section 4.03                             Noncontravention.  Neither the execution and the delivery of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of any of VMG Blocker Corp., VMG General Partner or VMG Tax-Exempt LP’s organizational documents, (ii) assuming compliance by

Parent and Merger Sub with Section 5.03 (Noncontravention), violate any Law or other restriction of any Governmental Authority to which VMG Blocker Corp., VMG General Partner or VMG Tax-Exempt LP is subject or (iii) conflict with, result in a breach of, constitute a default under or result in the acceleration of, any contract to which VMG Blocker Corp., VMG General Partner or VMG Tax-Exempt LP is a party, except, in the case of clauses (ii) and (iii), where the violation, conflict, breach, default or acceleration would not, individually or in the aggregate, have a material adverse effect on such Party’s ability to consummate the transactions contemplated by this Agreement.  Except for the notification requirements under the HSR Act, to the knowledge of each of VMG Blocker Corp., VMG General Partner and VMG Tax-Exempt LP, the execution and delivery of this Agreement and the Ancillary Documents to which it is a party, as well as consummation by each of them of the transactions contemplated hereby and thereby, does not require any notice to, filing with or authorization, consent or approval of any Governmental Authority.

Section 4.04                             Ownership of Blocker Shares.  On the Closing Date (after giving effect to the transactions set forth in Section 6.06 (VMG Equity Transfers)), VMG Tax-Exempt LP will be the beneficial and record owner of, and will have good and marketable title to, the Blocker Shares, free and clear of any and all Liens, other than restrictions under applicable securities Laws.  The Blocker Shares will be sold, transferred and conveyed to Parent, subject to the terms of this Agreement and pursuant to the procedures set forth in this Agreement, free and clear of all Liens, other than restrictions under applicable securities Laws.

Section 4.05                             Litigation.  None of VMG Blocker Corp., VMG General Partner or VMG Tax-Exempt LP is a party to any Action, nor to the Knowledge of any such Party, is any Action threatened in writing against such Party, by or before any Governmental Authority, except as would not have a material adverse effect on such Party’s ability to consummate the transactions contemplated by this Agreement.

Section 4.06                             Broker’s Fees.  None of VMG Blocker Corp., VMG General Partner or VMG Tax-Exempt LP has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the sale of the Blocker Shares for which Parent or Merger Sub could become liable or obligated.

Section 4.07                             No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT AND THE SCHEDULES HERETO, NONE OF VMG BLOCKER CORP., VMG GENERAL PARTNER, VMG TAX-EXEMPT LP, THE SELLERS’ REPRESENTATIVE NOR ANY OTHER PERSON ACTING ON BEHALF OF ANY SUCH PARTY MAKES ANY REPRESENTATION OR WARRANTY TO PARENT, MERGER SUB OR ANY OTHER THIRD PARTY, EXPRESS OR IMPLIED, IN CONNECTION WITH THE PURCHASE AND SALE, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION 4.07 SHALL NOT APPLY TO ANY CLAIM OF PARENT OR MERGER SUB BASED ON FRAUD OR INTENTIONAL MISREPRESENTATION BY VMG BLOCKER CORP., VMG GENERAL PARTNER, VMG TAX-EXEMPT LP, THE SELLERS’ REPRESENTATIVE OR ANY OTHER PERSON.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING COMPANIES

As a material inducement to the Target Companies, VMG General Partner and VMG Tax-Exempt LP to enter into and perform their respective obligations under this Agreement, and as a material inducement to the Sellers’ Representative to serve in its capacity as such pursuant to the terms of this Agreement, each of Parent and Merger Sub represents and warrants to the Target Companies, VMG General Partner, VMG Tax-Exempt LP and the Sellers’ Representative, as of the date hereof, as follows:

Section 5.01                             Organization of Acquiring Companies.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02                             Authorization of Transaction; Binding Effect.

(a)         Each of Parent and Merger Sub has full organizational power and authority to carry on its business as is presently conducted, to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each of the Ancillary Documents by Parent and Merger Sub and the performance by Parent and Merger Sub of their respective obligations hereunder and thereunder have been duly authorized by all requisite organizational action.

(b)         This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and legally binding obligation of each of them, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).  As of the Closing, each of the Ancillary Documents to which Parent and Merger Sub is a party will have been duly executed and delivered by Parent and Merger Sub and will constitute the valid and legally binding obligation of each of them, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles).

Section 5.03                             Noncontravention.  Neither the execution and the delivery of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the organizational documents of Parent or Merger Sub, (ii) assuming compliance by the Target Companies with Section 3.03 (Noncontravention) and compliance with Section 4.03 (Noncontravention) by the Parties identified therein, violate any Law or other restriction of any Governmental Authority to which Parent or Merger Sub is subject or (iii) conflict with, result in a breach of, constitute a default under or result in the acceleration of, any contract to which Parent or Merger Sub is a party except, in the case of clauses (ii) and (iii), where the violation, conflict, breach, default or acceleration would not, individually or in the aggregate, have a material adverse impact on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this

Agreement.  Except for the notification requirements under the HSR Act and for consents or approvals the failure of which to obtain would not have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement, to the knowledge of Parent and Merger Sub, the execution and delivery of this Agreement and the Ancillary Documents by Parent and Merger Sub, as well as the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, do not require any notice to, filing with or authorization, consent or approval of any Governmental Authority.

Section 5.04                             Broker’s Fees.  Neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Party hereto could become liable or obligated.

Section 5.05                             Sufficiency of Funds.  Parent has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Aggregate Consideration and consummate the transactions contemplated by this Agreement at the Closing.

Section 5.06                             Litigation.  There are no Actions pending or, to Parent’s or Merger Sub’s knowledge, threatened against or affecting Parent or Merger Sub, at law or in equity, or before or by any Governmental Authority, which could materially and adversely affect Parent’s or Merger Sub’s performance under this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

Section 5.07                             Taxes.  Parent (i) is not a party to any agreement or arrangement (whether written or unwritten) that would be considered a “Plan” (within the meaning of Internal Revenue Service Notice 2008-111, I.R.B. 2008-51 (“Notice 2008-111”)) to engage in any transaction that would be treated as an “Intermediary Transaction” (within the meaning of Notice 2008-111) as a result of such transaction having all four components described in section 3 of Notice 2008-111, and (ii) does not intend to enter into any such agreement or arrangement described in clause (i) hereof during the 12 month period beginning with the Closing Date.

Section 5.08                             Parent Investment Intent; Restricted Securities.  Parent is purchasing the Blocker Shares and Acquiring the Target Companies solely for its own account, for investment purposes only, and not with a view to, or any present intention of, reselling or otherwise distributing the Blocker Shares or equity ownership of the Operating Company or dividing its participation therein with others.  Parent is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.  Parent understands and acknowledges that (i) the issuance of the securities of the Target Companies have not been registered under the Securities Act or any state or foreign securities Laws, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (ii) none of the securities of the Target Companies are traded or tradable on any securities exchange or over-the-counter, and (iii) none of the securities of the Target Companies may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

Section 5.09                             Intentionally Omitted.

Section 5.10                             No Other Representations.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT AND THE SCHEDULES HERETO, NEITHER PARENT, NOR MERGER SUB NOR ANY OTHER PERSON ACTING ON BEHALF OF PARENT OR MERGER SUB MAKES ANY REPRESENTATION OR WARRANTY TO THE TARGET COMPANIES, VMG GENERAL PARTNER, VMG TAX-EXEMPT LP OR SELLERS’ REPRESENTATIVE, EXPRESS OR IMPLIED, IN CONNECTION WITH THE PURCHASE AND SALE, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION 5.10 SHALL NOT APPLY TO ANY CLAIM OF THE SECURITYHOLDERS BASED ON FRAUD OR INTENTIONAL MISREPRESENTATION BY PARENT, MERGER SUB OR ANY OTHER PERSON.

ARTICLE VI

PRE-CLOSING COVENANTS

Section 6.01                             Operation of Business.  From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Section 9.01 (Termination), except as otherwise contemplated by this Agreement or with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, each of the Target Companies shall conduct its business in the Ordinary Course of Business and use commercially reasonable efforts to preserve intact its relationships with customers, suppliers and all others having business dealings with such Target Company, and none of the Target Companies shall take any action of the type that, if taken after the date of the Reference Balance Sheet and prior to the date hereof, would have been required to be disclosed on Schedule 3.09.

Section 6.02                             Notices and Consents.

(a)         Subject to the terms and conditions of this Agreement, each Party shall cooperate fully with the other Parties and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the transactions contemplated hereby, including by (i) obtaining (and cooperating with the other Parties in obtaining) any clearance, consent, authorization, order or approval of, or exemption by, any Governmental Authority required to be obtained or made by any Party in connection with the transactions contemplated hereby, and making any and all registrations and filings that may be necessary or reasonably advisable to obtain the approval or waiver from, or to avoid any Action by, any Governmental Authority; (ii) defending any Action, whether brought by a Governmental Authority or other third party, seeking to challenge this Agreement or the transactions contemplated hereby, including by seeking to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby; and (iii) executing any certificates, instruments or other documents that are necessary to consummate and make effective the transactions contemplated hereby and to fully carry out the purposes and intent of this Agreement.  In the event any clearance, consent, authorization, order or approval contemplated in this Section 6.02 (Notices and Consents) is not obtained prior to the Closing, the Sellers’

Representative and the Securityholders shall, subsequent to the Closing, use commercially reasonable efforts to cooperate with Parent and the Target Companies in attempting to promptly obtain such clearance, consent, authorization, order or approval.

(b)         Without limiting the generality of the foregoing, each of the Parties shall file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act within five (5) Business Days following the date of this Agreement.  Each of the Parties will use commercially reasonable efforts to obtain a waiver of the applicable waiting period with respect to the HSR Act and will promptly make any further filings pursuant thereto that may be necessary, proper or reasonably advisable in connection therewith. The Parties will cooperate with each other in connection with (i) the making of all such filings or responses, including providing (a) notice to the other Parties with respect to any meeting, discussion, appearance or contact with the Federal Trade Commission or the Antitrust Division of the United States Department of Justice or their respective staff, with such notice being sufficient to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact, (b) copies of all such documents to the non-filing or non-responding Party and its advisors prior to filing or responding to allow such other Party reasonable time to review and comment on such filings or responses, and (ii) the antitrust defense of the transactions contemplated hereby in any investigation or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby, including keeping each other apprised of the status of such matters; provided, however, that the provision of notice and copies contemplated by this sentence above shall not include any disclosure which is not permitted by Law or any disclosure containing confidential information that has not been previously disclosed to the other Parties.  Each Party shall be responsible for the costs and expenses of their respective filings; provided that Parent shall be responsible for fifty percent (50%) all of the filing fees payable under the HSR Act and the Securityholders shall be responsible for fifty percent (50%) of all of the filing fees payable under the HSR Act.  The Parties hereto will not take any action that would reasonably be expected to have the effect of delaying, impairing or impeding the receipt of any required approvals or expiration of required waiting periods.

(c)          Within two (2) Business Days of the date hereof, the Board of Managers of the Operating Company shall submit to the Operating Company’s equity holders (i) notice of this Agreement and the Merger, together with the Specified Holder Approval, in accordance with the Target Companies’ Charter Documents of the Operating Company, and the DLLCA, as applicable, and (ii) the designation of VMG Partners, LLC as Sellers’ Representative with respect to this Agreement ((i) and (ii) collectively, the “Operating Company Notice”).

Section 6.03                             Access.  From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Section 9.01 (Termination), the Target Companies and the Sellers’ Representative shall permit Representatives of Parent (including financial and legal representatives) to have reasonable access during normal business hours and upon reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Target Companies, to all premises, properties, executive officers, books, records, policies, contracts and documents of the Target Companies; provided, however, that the foregoing shall not apply with respect to any information the disclosure of which would, in the Target Companies’ or the Sellers’ Representative’s sole discretion, waive any privilege.

Section 6.04                             Supplemental Schedules.  From and after the date of this Agreement until the Closing, any Party making any representation or warranty hereunder (as the case may be, the “Updating Party”) shall be entitled (but not required) to update, amend or modify the Schedules relating to the representations and warranties in ARTICLE III (Representations and Warranties of the Target Companies), ARTICLE IV (Representations and Warranties of Certain VMG Parties) and ARTICLE V (Representations and Warranties of the Acquiring Companies), respectively, to reflect any facts, circumstances or events (including the occurrence or non-occurrence thereof) which would cause any such representation or warranty made by a Party to be untrue or inaccurate in any material respect, by providing Parent (in the case of an update, amendment or modification by any Party other than the Acquiring Companies) or the Sellers’ Representative (in the case of an update, amendment or modification by Parent or Merger Sub), as applicable, with written notice setting forth the update, amendment or modification and specifying the Schedule or Schedules affected thereby; provided, however, that any such update, amendment or modification (other than a Material Update as set forth below) shall not cure any misrepresentation or breach of representations and warranties that would have existed hereunder had such update, amendment or modification not been provided.  If any such update, amendment or modification discloses any material development first arising during the period subsequent to the date of this Agreement that would cause an inability of the Updating Party to deliver the officer’s certificate to be delivered hereunder at Closing by it as contemplated by Section 8.02 (Conditions to Obligations of Parent and Merger Sub) or Section 8.03 (Conditions to Obligations of the Target Companies, VMG General Partner and VMG Tax-Exempt LP), without giving effect to this Section 6.04, as the case may be (a “Material Update”), the Updating Party must promptly provide to Parent (in the case of Material Update by any Party other than the Acquiring Companies) or the Sellers’ Representative (in the case of a Material Update by Parent or Merger Sub), as applicable, any information or documentation reasonably requested by Parent or the Sellers’ Representative, as applicable, in order for such Person to evaluate the Material Update, and, if the Material Update is provided less than ten (10) Business Days before the Outside Date, the Outside Date will be extended until ten (10) Business Days after the Material Update to afford the other Parties an opportunity to review such information.  After receiving the Material Update and the related information and documentation reasonably requested by it, Parent (in the case of Material Update by any Party other than the Acquiring Companies) or the Sellers’ Representative (in the case of a Material Update by Parent or Merger Sub), as applicable, will have ten (10) Business Days to terminate this Agreement by providing written notice to the Updating Party, with such termination being the sole remedy relating to matters set forth in the Material Update, and if such Person does not terminate this Agreement within such period, the Material Update will amend the applicable Schedule, qualify the specific representations and warranties contained in the Material Update, and cure the specific misrepresentation or breach of representations and warranties that would have existed hereunder had the Material Update not been provided.

Section 6.05                             Contact with Customers and Suppliers.  From the date of this Agreement until the Closing, none of Parent, Merger Sub or any of their Representatives shall contact or communicate with the customers and suppliers of the Operating Company in connection with the transactions contemplated hereby, or about the Operating Company in any way, in each case, without the prior written consent of the Operating Company and the Sellers’ Representative.

Section 6.06                             VMG Equity Transfers.  Prior to the Closing, VMG General Partner, as the general partner of VMG Splitter LP, shall (i) cause VMG Splitter LP to make a liquidating, in-kind distribution of the shares of the Operating Company held by VMG Splitter LP to its partners, VMG Blocker Corp. and VMG General Partner, in accordance with the agreement of limited partnership of VMG Splitter LP (ii) then cause VMG Splitter LP to be dissolved. .

Section 6.07                             Financial Information Cooperation.  The Target Companies and the Securityholders shall use commercially reasonable efforts, at the sole expense of Parent, to furnish to Parent as promptly as practicable the financial and other information regarding the Target Companies as may be reasonably requested by Parent to satisfy any disclosure requirements applicable to Parent under Regulations S-X or S-K of the Securities Act, and other applicable securities Laws, including the execution and delivery of customary representation letters to McGladrey LLP and audit reports thereon by such accounting firm, together with any consents required for Parent to use or disclose such reports.  The obligations of the Securityholders in this Section 6.07 shall survive the Closing.

Section 6.08                             Intentionally Omitted.

Section 6.09                             Termination of Certain Agreements. Except as set forth on Schedule 6.09, at or prior to the Closing, the Target Companies shall enter into termination agreements with respect to each of the agreements set forth on Schedule 3.25, pursuant to which termination agreements neither the Target Companies nor the Surviving Company shall have any further financial or other obligation thereunder.

Section 6.10                             Release of Liens.  Prior to the Closing, the Sellers’ Representative shall deliver to Parent, on behalf of the Target Companies, such Lien releases or other written evidence reasonably satisfactory to Parent, evidencing the release of all Liens on the assets of the Target Companies and its subsidiaries that are not Permitted Liens.

Section 6.11                             Employee Benefit Plans.  Prior to the Closing, without limiting the generality of the foregoing, except as expressly contemplated by the terms of this Agreement, the Target Companies shall not do any of the following in connection with the business of the Target Companies or otherwise without the prior written consent of Parent:

(a)         Other than in the Ordinary Course of Business or as required by law, enter into, terminate, adopt or amend in any material respect any employment, change in control or severance agreement or any other Employee Benefit Plan or collective bargaining agreement, except as required by applicable Law; or

(b)         Other than in the Ordinary Course of Business or as required by law, (A) grant any increase in compensation or benefits, or make any award or grant under any Employee Benefit Plan, to any current or former director, consultant, officer or employee, except for payment of the Contingent Bonuses set forth in Schedule 1.2 (which shall be paid upon the occurrence of the Closing) and increases in compensation to employees other than directors or officers as may be required under existing agreements or applicable Law, (B) hire any new employee (other than to fill a vacancy or replace a terminated employee) or (C) fail to make contributions to Employee Benefit Plans in accordance with past practice.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01                             General.  In case at any time after the Closing any further action is necessary or reasonably required to carry out the purposes of this Agreement and give effect to the transactions contemplated by this Agreement, each of the Parties shall, and shall cause their respective Affiliates to, take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

Section 7.02                             Press Releases.  From and after the date of this Agreement, except to the extent required by applicable Law or stock exchange requirements, the Parties shall not, directly or indirectly, issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of Parent and the Sellers’ Representative, and, in the event any such public announcement, press release or disclosure is required by applicable Law or stock exchange requirements, the Parties will consult with one another prior to the making thereof to the extent reasonably practicable.  Notwithstanding the foregoing, on and after the Closing Date, the Target Companies shall be permitted (i) to disclose to their respective and prospective members and stockholders (who may disclose to their direct and indirect investors) the fact that the Closing has occurred, the Aggregate Consideration paid hereunder and other items directly relating to the Aggregate Consideration and (ii) to disclose on their websites and in their marketing materials the nature and general terms of the transactions contemplated hereunder (which disclosure may be accompanied by the logos of the Operating Company and Parent).

Section 7.03                             Transaction Expenses.  Except as set forth in Section 6.02(b) with respect to the filing fees required to be paid under the HSR Act, each Party shall be solely responsible for the payment of any fees and expenses incurred by such Party or its Affiliates in connection with the transactions contemplated hereby or otherwise required by applicable Law; provided, that, in the event of a Closing, Parent shall pay the Transaction Expenses that were reflected in the calculation of Aggregate Consideration on behalf of the Securityholders as provided herein.   Notwithstanding the foregoing, regardless of whether the Closing occurs or this Agreement is earlier terminated pursuant to Section 9.01 (Termination), any fees or expenses of any Party incurred by, at the direction of or for the benefit of Parent, Merger Sub or any of their Affiliates (including for the purpose of obtaining any third party consents) shall be paid by Parent.

Section 7.04                             Confidentiality.

(a)         Parent acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated by this Agreement is subject to the terms of a confidentiality agreement between Guarantor and the Operating Company dated March 5, 2013 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating to the Target Companies.

(b)         From and after the Closing Date, the Securityholders will, and will cause their Affiliates to, keep confidential and protect, and will not divulge, allow access to or use in any way, any and all information concerning the business and affairs of the Target Companies that is not generally known to the public.  The Securityholders acknowledge that such confidential information constitutes a unique and valuable asset of the Target Companies.

(c)          The Securityholders further acknowledge that Parent has required that the Securityholders make the agreements in Section 7.04(b) as a condition to Parent’s willingness to consummate the transactions contemplated by this Agreement.  The Securityholders agree that the agreements contained in Section 7.04(b) are reasonable and necessary to protect the legitimate interests of Parent and that any violation or breach of Section 7.04(b) will result in irreparable injury to Parent and the Target Companies for which no adequate remedy would exist at law.  Accordingly, in addition to any relief at law that may be available to Parent or the Target Companies for such violation or breach and regardless of any other provision contained in this Agreement, Parent and the Target Companies will be entitled to injunctive and other equitable relief restraining such violation or breach.

Section 7.05                             Employee Matters.  Parent and Merger Sub shall be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Q&A-4 of Treas. Reg. §54.4980B-9 in connection with the transactions contemplated by this Agreement.

Section 7.06                             Provision Respecting Representation of the Securityholders.  Each of the Parties hereby agrees that each of The Giannuzzi Group, LLP, The Di Salvo Group PLLC and Edward Wildman Palmer LLP (each, a “Company Counsel”) may serve as counsel to each and any Securityholder, on the one hand, and the Target Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, each Company Counsel (or any of their respective successors) may serve as counsel to the Securityholders in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation of the Target Companies, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom.  The Parties acknowledge that each Company Counsel has represented and performed services for the Target Companies prior to the Closing, and that any information obtained during past representation of the Target Companies by such Company Counsel (or any of their respective successors), shall be permitted to be used by Company Counsel for such litigation, claim or obligation, provided, however, that Company Counsel shall not be permitted to disclose such information to any third party unrelated to such litigation, claim or obligation without Parent’s written consent.

Section 7.07                             Post-Closing Record Retention and Access.  From and after the Closing, Parent shall provide the Securityholders and their authorized Representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to any books and records and other materials relating to periods prior to the Closing Date in connection with general purposes, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby (including , with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date, the preparation of Tax Returns, amended Tax Returns or claim for refund (and any materials necessary for the preparation of any of the foregoing), and financial statements for periods ending on or prior to the Closing Date, and the management and handling of any Action, whether such Action is a matter with respect to which indemnification may be sought hereunder), or to comply with the rules and regulations of the Internal Revenue Service, the Securities and Exchange Commission or any other Governmental Authority.  Parent’s obligations with respect to such books and records shall include maintaining, for a period of at least seven (7) years following the Closing Date, computer systems permitting reasonable access to any such books and records which are stored in electronic form in a fashion which is not materially less efficient than current access methods.  Unless otherwise consented to in writing by the Sellers’ Representative, Parent shall not permit, for a period of seven (7) years following the Closing Date, the destruction, alteration or other disposition of any books and records and other materials of the Target Companies, or any portions thereof, relating to periods prior to the Closing Date without first offering to surrender to the Sellers’ Representative such books and records and materials or such portions thereof.  Notwithstanding anything to the contrary in this Agreement, neither Parent nor any Target Company shall be required to disclose any information to the Securityholders or their authorized Representatives if such disclosure would contravene any Laws or binding judgments or orders of any Governmental Authority.

Section 7.08                             Further Tax Matters.

(a)         Purchase Price Allocation.  The Parent and the Sellers’ Representative shall allocate adjustments to the Aggregate Consideration required by Section 2.08 (Post Closing Adjustment), among the Securityholders as set forth on Schedule 1.1.  The Merger Consideration and the Option Consideration, as adjusted pursuant to Section 2.08 (Post Closing Adjustment), shall be allocated for purposes of (i) applying Section 751 of the Code and Treasury Regulations Section 1.751-1 in determining the portion of the gain or loss recognized by each holder of Operating Company interests upon the sale of such holder’s membership interests pursuant to this Agreement that is attributable to the Operating Company’s “unrealized receivables” and “inventory items” (as such terms are defined in Section 751 of the Code), (ii) computing special basis adjustments under Section 743 of the Code and Treasury Regulations Section 1.743-1, (iii) allocating such special basis adjustments among the assets of the Operating Company under Section 755 of the Code and Treasury Regulations Section 1.755-1 and (iv) all other Tax purposes, based on the respective gross fair market values of the Operating Company’s assets.  The respective gross fair market values of the Operating Company’s assets will be determined by an appraisal completed by an independent valuation firm of nationally recognized standing selected and paid for by Parent (the “Valuation Firm”), which shall be completed and submitted to Parent and the Sellers’ Representative on or before 60 days following the Closing.  The appraisal provided by the Valuation Firm shall be modified, as appropriate, by the Valuation Firm to reflect any adjustments in the Aggregate Consideration made following the Closing in accordance with this Agreement.  The Parties will prepare and file all Tax Returns (including the statement required by Treasury Regulations Section 1.743-1(k) and Internal Revenue Service Form 8308) in a manner consistent with this Section 7.08(a), such allocation of the Merger Consideration and the Option Consideration, and the fair market values so determined, and neither Parent, Merger Sub, the Target Companies, the Sellers’ Representative, the Securityholders, nor any of their respective Affiliates, shall take any Tax position that is inconsistent with this Section 7.08(a), such allocation of the Merger Consideration and the Option Consideration, or such fair market values unless required to do so by applicable Law.

(b)         Code Section 708(b)(1)(B) Technical Tax Termination.  The Parties agree that, as a result of the transactions contemplated by this Agreement, the taxable year of the

Operating Company shall terminate for federal and, unless required by applicable Tax Law, any applicable state and local income Tax purposes as of 11:59 p.m. local time on the Closing Date.

(c)          Tax Returns.

(i)                                     Following the Closing, the Sellers’ Representative shall, at the Securityholders’ sole cost and expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Operating Company for all Pre-Closing Tax Periods, regardless of whether such Tax Returns are due after the Closing Date and shall pay or cause to be paid all Taxes shown as due thereon to the extent that such Taxes were not taken into account in determining Working Capital.  Parent and the Target Companies shall cooperate with the Sellers’ Representative in preparing and filing such Tax Returns, including providing records and information which are reasonably relevant to such Tax Returns, making employees and third-party advisors available on a mutually convenient basis to provide additional information and explanation of any material provided, and signing and delivering to the Sellers’ Representative for filing any Tax Returns prepared in accordance with this Section 7.08 that are required to be signed by Parent or the Operating Company.  Parent and the Sellers’ Representative agree that such Tax Returns shall include as an income Tax deduction on or before the Closing Date (x) the amount of any Transaction Expenses (to the extent that such amounts are deductible, taking into account the safe harbor contained in IRS Revenue Procedure 2011-29 for “success-based fees”), (y) the Option Consideration and (z) the employer portion of any employment Taxes on any Transaction Expenses, provided, however, that, in the event that such deductions are deferred to a date after the Closing Date as a result of the requirements of the Code, any audit or other tax proceeding, Parent shall pay an additional amount to the Sellers’ Representative (on behalf of the Securityholders) equal to the amount of such deferred deductions multiplied by 45%. To the extent not discussed in the immediately preceding sentence, such Tax Returns shall be prepared in a manner consistent with the past practice of the Target Companies, except as otherwise required by applicable Tax Law. The Sellers’ Representative shall provide Parent with drafts of Tax Returns no later than October 31, 2013 and shall permit Parent to review and comment on such Tax Returns.  The Sellers’ Representative shall address in good faith comments on such Tax Returns provided by Parent to the Sellers’ Representative in writing within ten (10) days of receipt of such draft Tax Returns from the Sellers’ Representative.  If Parent and the Seller’s Representative disagree about whether any such comments should be accepted, such disagreement shall be resolved in accordance with the provisions of Section 7.08(k) (Dispute Resolution). The Parties agree and acknowledge that the federal Income Tax Return of the Operating Company for the Tax period of the Operating Company that ends on the Closing Date will include an election under Section 754 of the Code and, to the extent applicable, an analogous election will be made in each of the state and local Income Tax Returns of the Operating Company for that Tax period.  With respect to any such Tax Returns for any Pre-Closing Tax Period that are not Income Tax Returns, the Sellers’ Representative will provide Parent with drafts of such Tax Returns no later than fifteen (15) days prior to the due date thereof (taking into account any extensions thereof) and shall address in good faith comments on such Tax Returns provided by Parent relating to a Pre-Closing Tax Period that are received in writing from Parent within five (5) days of receipt of such draft Tax Returns from the Sellers’ Representative. If Parent and the Seller’s Representative disagree about whether any such comments should be accepted, such disagreement shall be resolved in accordance with the provisions of Section 7.08(k) (Dispute Resolution).  For avoidance of doubt, this Section 7.08(c) shall apply to any information returns (such as IRS Forms 1099) filed or issued with respect to any Pre-Closing Tax Period of the Target Companies.

(ii)                                  The Securityholders shall cause VMG Blocker Corp. to pay estimated Taxes or set aside in cash an amount to pay Taxes reasonably estimated to be payable by VMG Blocker Corp. up to and including the Closing Date.  The Sellers’ Representative shall provide, or cause to be provided, to Buyer all books and records and other documentation relating to any estimated Taxes payable by or on account of VMG Blocker Corp. or the Operating Company (including the amount of any such estimated Taxes due (including estimates thereof) and the due date for such Taxes) for (x) any Pre-Closing Tax Period no later than two(2) days prior to the Closing Date, and (y) any Straddle Period no later than five (5) days prior to the due date of any such estimated Taxes.  Following the Closing, Parent shall, at the Securityholders’ sole cost and expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns for VMG Blocker Corp. for all Pre-Closing Tax Periods that are not filed on or before the Closing Date and all Straddle Period Returns for the Target Companies.  Such Tax Returns and Straddle Period Returns shall be prepared in a manner consistent with the Tax Return preparation standards set forth in Section 7.08(c)(i) (including those standards set forth in clauses (x) and (y) of Section 7.08(c)(i)). Parent shall provide Sellers’ Representative with drafts of any such Tax Returns and Straddle Period Returns that are Income Tax Returns no later than thirty (30) days prior to the due date thereof (taking into account any extensions thereof) and shall permit Sellers’ Representative to review and comment on such Tax Returns and Straddle Period Returns.  The Sellers’ Representative’s good faith comments on such Income Tax Returns that are provided by the Sellers’ Representative to Parent in writing within ten (10) days of receipt of such draft Tax Returns and Straddle Period from Parent shall be incorporated by Parent into such Tax Returns and Straddle Period Returns that are Income Tax Returns.  If Parent and the Seller’s Representative disagree about whether any such comments should be accepted, such disagreement shall be resolved in accordance with the provisions of Section 7.08(k) (Dispute Resolution). With respect to any such Tax Returns or Straddle Period Returns that are not Income Tax Returns, Parent will provide the Sellers’ Representative with drafts of such Tax Returns or such Straddle Period Returns no later than thirty (30) days prior to the due date thereof (taking into account any extensions thereof) and Parent shall address in good faith comments on such Tax Returns or such Straddle Period Returns provided by the Sellers’ Representative to Parent in writing within ten (10) days of receipt of such draft Tax Returns or Straddle Period Returns from Parent. If Parent and the Seller’s Representative disagree about whether any such comments should be accepted, such disagreement shall be resolved in accordance with the provisions of Section 7.08(k) (Dispute Resolution).  On or prior to the date that Parent files or causes to be filed any Tax Return prepared in accordance with this Section 7.08(c)(ii), the Securityholders shall pay to Parent an amount equal to the Taxes allocable to the Securityholders with respect to such Tax Return (determined, with respect to any Straddle Period Return, in accordance with the principles set forth in Section 7.08(d)), net of any Taxes paid or set aside pursuant to this Section 7.08(c)(ii) or any such Taxes included in the calculation of Working Capital.

(d)         Straddle Period.  Taxes for any Tax period of the Target Companies that includes but does not end on the Closing Date (a “Straddle Period”) shall be allocated for all purposes of this Agreement (i) to the Securityholders for the portion of the Tax period up to and including the Closing Date and (ii) to Parent for the portion of the Tax period beginning after the Closing Date.  For that purpose, (A) real, personal and intangible property Taxes and any other Taxes levied on an annual or other periodic basis (“Per Diem Taxes”) of the Target Companies for a Straddle Period shall be allocated between the periods described in clauses (i) and (ii) of the preceding sentence on a per diem basis based on the number of days during the Straddle Period ending with and including the Closing Date and number of days during the Straddle Period commencing on the day after the Closing Date, and (B) Taxes that are not Per Diem Taxes, including Income Taxes and any transactional Taxes such as Taxes based on sales, revenue or payments of the Target Companies for a Straddle Period shall be allocated between the periods described in clauses (i) and (ii) of the preceding sentence as if such Tax period ended as of the end of the Closing Date.  For purposes of clause (B) of the preceding sentence, any allocation of gross or net income or deductions or other items required to determine any Taxes attributable to such a Straddle Period shall be made by means of a closing of the books and records of the Target Companies as of the end of the Closing Date, provided that exemptions, allowances, deductions or periodic Taxes (such as property Taxes) that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending as of 11:59 p.m. Eastern time on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(e)          Transfer Taxes.  All sales and transfer taxes, recording charges and similar taxes, fees or charges imposed as a result of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes, shall be paid 50% by Parent and 50% by the Securityholders.  The Sellers’ Representative and Parent shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Tax Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Tax Laws, the amount of any such Transfer Taxes payable in connection therewith.

(f)           Tax Indemnification.  The Securityholders shall, on a joint and several basis, indemnify Parent and its Affiliates from and against all liability for (i) Taxes of the Target Companies for all Pre-Closing Tax Periods and the portion of any Straddle Period ending on (and including) the Closing Date (determined in accordance with Section 7.08(d) (Straddle Period)), (ii) Transfer Taxes (together with any interest, penalties or additions to such Transfer Taxes) that are the responsibility of the Securityholders pursuant to Section 7.08(e) and (iii) any Taxes required to be withheld from any payment to any Seller under this Agreement or the Indemnification Escrow Agreement which the Sellers’ Representative fails to withhold pursuant to Section 2.10 and which are asserted by any Governmental Authority to be the responsibility of Parent.  In the case of a Tax that is contested in accordance with the provisions of Section 7.08(i) (Tax Proceedings), payment of the Tax to the appropriate Governmental Authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Governmental Authority or court unless payment of the Tax is required as a condition to a contest.  Parent and its Affiliates shall, on a joint and several basis, indemnify the Securityholders from and against all liability for Transfer Taxes (together with any interest, penalties or additions to such Transfer Taxes) that are the responsibility of the Parent or any Affiliate pursuant to Section 7.08(e).

(g)          Tax Refunds.  The Securityholders shall be entitled to any refunds received for federal, state, local or foreign Taxes paid for any Pre-Closing Tax Period or the portion of any Straddle Period ending on (and including) the Closing Date (determined in accordance with Section 7.08(d) of the Target Companies, along with any interest paid with respect thereto by the relevant Taxing Authority.  Parent shall cause any such refunds (including interest) to which the Securityholders are entitled that are received by the Target Companies or any Affiliate thereof after the Closing Date, whether by offset, credit, receipt of payment or otherwise, to be paid promptly to the Sellers’ Representative on behalf of the Securityholders, net of all out-of-pocket reasonable, actual third-party expenses (including Taxes) incurred by Parent, the Target Companies, or any Affiliate thereof with respect thereto.  Parent shall not, without the prior written consent of the Sellers’ Representative, amend any Tax Return for any Pre-Closing Tax Period, and in the event that Sellers’ Representative desires to amend any Tax Return for a Pre-Closing Tax Period, the provisions of Section 7.08(j) shall apply.

(h)         Post Closing Transactions; Certain Tax Agreements.  The Securityholders shall terminate, or shall cause to be terminated, on or prior to the Closing Date, any Tax sharing, Tax allocation or Tax indemnity agreement to which any of the Target Companies is a party, except as otherwise expressly contemplated by this Agreement.

(i)             Tax Proceedings.  If a claim shall be made by any Governmental Authority in respect of the Target Companies for a Pre-Closing Tax Period, Parent shall promptly and in any event no more than ten (10) days following Parent’s receipt of such claim, give written notice to the Sellers’ Representative of such claim; provided, however, that the failure of Parent to give such notices shall only relieve the Securityholders from their indemnification obligations hereunder to the extent they are actually prejudiced by such failure.  With respect to any Tax claim of the Operating Company for which the Securityholders may have an indemnification obligation hereunder, the Sellers’ Representative shall control all proceedings and may make all decisions taken in connection with such Tax claim (including selection of counsel or any accounting firm) at the Securityholders’ expense subject to the requirements of this Section 7.08(i); provided that Parent shall control, and the Securityholders shall be liable for reasonable third party expenses of any such Tax claim relating to VMG Blocker Corp.  Proceedings in connection with any Tax claim relating to the Target Companies for any period for which the Securityholders would not have an indemnification obligation hereunder shall be the responsibility of Parent.  The Sellers’ Representative shall promptly notify Parent if it decides not to control the defense or settlement of any Tax claim for a Pre-Closing Tax Period which it is entitled to control pursuant to this Agreement.  No Tax claim for a Pre-Closing Tax Period for which the Sellers’ Representative is entitled to control all proceedings may be settled without the written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.  Parent, the Securityholders, the Sellers’ Representative, the Target Companies and each of their respective Affiliates shall reasonably cooperate with each other in contesting any Tax claim in accordance with this Section 7.08(i) and shall keep each other reasonably informed concerning the progress of proceedings related to Tax claims for which the Securityholders would have an indemnification obligation hereunder.  Subject to the foregoing, (i) in the case of a Tax claim for a Pre-Closing Tax Period for which the Sellers’ Representative is entitled to control all proceedings, Parent may participate in such proceedings (including through its own counsel) at Parent’s expense, and (ii) in the case of a Tax claim for a Pre-Closing Tax Period for which Parent is entitled to control all proceedings, the Sellers’

Representative may participate in such proceedings (including through its own counsel) at the Securityholders’ expense.  The Parties shall satisfy their indemnity obligations pursuant to Section 7.08(f) (Tax Indemnification) within ten (10) days after a final determination (within the meaning of Section 1313(a) of the Code or analogous provisions of state, local or foreign Tax Law) or settlement of the relevant Tax claim is made.

(j)            Cooperation.  Parent, the Target Companies, the Securityholders and the Sellers’ Representative and their respective Affiliates shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Section 7.08, any audit, litigation or other proceeding with respect to Taxes, and other Tax matters addressed by this Section 7.08.  Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such Tax matters and making employees and third-party advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent shall use its best efforts to provide such cooperation as necessary so that the Tax Returns described in Section 7.08(c) (Tax Returns) can be filed no later than October 15, 2013.

(k)         Dispute Resolution.  Except as provided by Section 7.08(a) (Purchase Price Allocation) or with respect to matters addressed by Section 7.08(i) (Tax Proceedings), any dispute, controversy or claim between Parent, on the one hand, and the Securityholders or the Sellers’ Representative, on the other hand, arising out of or relating to the provisions of this Agreement that relates to Taxes that cannot be resolved by negotiations between Parent and the Sellers’ Representative shall be submitted to a “Big Four” accounting firm or Tax counsel not representing Parent or Guarantor or the Sellers’ Representative within the past 24 months for any material Tax matter for resolution in the same manner in which disputes are handled pursuant to Section 2.08 (Post Closing Adjustment).

Section 7.09                             Exclusivity.  Until the earlier of the Closing Date and such time as this Agreement is terminated in accordance with Article IX, the Target Companies and the Specified Holders shall not, and shall cause their respective Affiliates, directors, officers, employees and other representatives not to, directly or indirectly, participate in, invite, solicit, entertain, initiate, encourage or enter into any negotiation, discussion or agreement with any party with respect to an acquisition of the Units or the Target Companies or the assets of the Target Companies (other than the inventory of the Target Companies in the Ordinary Course of Business or obsolete equipment) or any divestiture, merger, share exchange, consolidation, business combination, recapitalization, redemption or similar transaction involving the Specified Holders or the Target Companies (collectively, a “Proposed Transaction”).  The Target Companies and the Specified Holders shall, and shall cause their respective Affiliates, directors, officers, employees and other representatives to, immediately cease and cause to be terminated all existing discussions, activities and negotiations with any Person with respect to any Proposed Transaction.

Section 7.10                             Limited Liability Company Name.  Following the Closing, the Securityholders shall cause each of Driven Pirate, LLC, and Driven Booty, LLC to change its limited liability company or corporate name, as the case may be, and the corporate, limited liability company and doing business as name of any other Affiliate of the Securityholders that includes the words “Pirate’s Booty,” “Robert’s American Gourmet Food,” or any variant thereof, effective as of the Closing Date.

Section 7.11                             Directors’ and Officers’ Indemnification.

(a)         From and after the Closing, Parent shall not, and shall cause each of the Target Companies and their Affiliates to not, amend, repeal or otherwise modify the indemnification provisions of any of the Target Companies Charter Documents as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were managers, directors, shareholders, members, officers or employees of the Target Companies.  From and after the Closing, Parent shall assume, be liable for and honor, guaranty and stand surety for, and shall cause the Target Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.11, without limit as to time.  The Surviving Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by an indemnified person in enforcing this Section 7.11.

(b)         Prior to the Closing, the Operating Company shall obtain a six-year “tail” managers’, directors’ and officers’ liability insurance policy, which shall provide at least the same coverage and amounts, and contain terms and conditions, which are, in the aggregate, no less favorable to the insured than the Operating Company’s existing policy.  The cost of the “tail” policy purchased pursuant to this Section 7.11(b) shall be a Transaction Expense.

Section 7.12                             Return of Confidential Information.  Promptly after the Closing, the Target Companies (or their financial advisor, as applicable) shall request in writing the return or destruction of all confidential information of the Target Companies provided to any Person pursuant to a confidentiality agreement with such Person entered into in connection with such other Person’s interest in a possible transaction with the Target Companies.

ARTICLE VIII

CONDITIONS

Section 8.01                             Conditions to Obligations of the Parties.  The obligation of each of the Parties hereto to consummate the transactions to be performed by him, her or it in connection with the Closing is subject to satisfaction (or waiver in writing by such Party) of the following conditions as of the Closing:

(a)         HSR Waiting Period.  Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(b)         Absence of Litigation.  As of the Closing, there shall not be any injunction, writ or temporary restraining order or any other order of any nature issued by a Governmental Authority directing that the transactions provided for herein or any of them not be consummated substantially as herein provided, and there shall not be pending any Action by a Governmental Authority seeking to restrain or prohibit the consummation of the transactions contemplated hereby.

Section 8.02                             Conditions to Obligations of Parent and Merger Sub.  The obligations of each of Parent and Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or waiver in writing by Parent) of the following conditions as of the Closing:

(a)         Representations and Warranties.

(i)                                     Each of the representations and warranties made by the Target Companies in this Agreement that are not qualified by any materiality qualifiers (including “material,” “in all material respects” or “Material Adverse Effect”) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing as though such representation or warranty were made at and as of the Closing, and each of the representations and warranties made by the Target Companies in this Agreement that are qualified by any materiality qualifiers (including “material,” “in all material respects” or “Material Adverse Effect”) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing as though such representation or warranty were made at and as of the Closing.

(ii)                                  Each of the representations and warranties made by VMG Blocker Corp., VMG General Partner and VMG Tax-Exempt LP in this Agreement that are not qualified by any materiality qualifiers (including “material,” “in all material respects” or “material adverse effect”) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing as though such representation or warranty were made at and as of the Closing, and each of the representations and warranties made by VMG Blocker Corp., VMG General Partner and VMG Tax-Exempt LP in this Agreement that are qualified by any materiality qualifiers (including “material,” “in all material respects” or “material adverse effect”) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing as though such representation or warranty were made at and as of the Closing.

(b)         Performance of Covenants.  The Target Companies, VMG General Partner and VMG Tax-Exempt LP shall have performed and complied with in all material respects all of their respective covenants and agreements required to be performed or complied with by them under this Agreement prior to the Closing Date.

(c)          Officer’s Certificate.  Parent and Merger Sub shall have received a certificate executed by an officer of each of the Target Companies and the Sellers’ Representative, dated as of the Closing Date, stating that the closing conditions specified in Section 8.02(a) and Section 8.02(b) have been satisfied.

(d)         Deliveries.  The Sellers’ Representative shall have delivered or paid or caused to be delivered or paid each item required to be delivered or paid by it pursuant to Section 2.066 (Deliveries at the Closing).

(e)          Indemnification Escrow Agreement.  The Sellers’ Representative and the Escrow Agent shall have executed and delivered the Indemnification Escrow Agreement.

(f)           Completion of VMG Equity Transfers.  The transactions set forth in Section 6.06 (VMG Equity Transfers) shall have been completed.

(g)          Material Adverse Effect.  From the date of this Agreement until the Closing, there shall not have occurred any Material Adverse Effect.

(h)         Specified Holder Approval.  The Specified Holder Approval shall have been obtained.

(i)             Intentionally Omitted.

(j)                        Approvals and Consents.  All approvals, consents and waivers that are listed on Schedule 3.03 shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

Parent and Merger Sub may waive any condition specified in Section 8.01 (Conditions to Obligations of the Parties) or this Section 8.02 if it executes a writing so stating at or prior to the Closing.  In addition, any condition specified in Section 8.01 (Conditions to Obligations of the Parties) or this Section 8.02 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by Parent and Merger Sub if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

Section 8.03                             Conditions to Obligations of the Target Companies, VMG General Partner and VMG Tax-Exempt LP.  The obligations of the Target Companies, VMG General Partner and VMG Tax-Exempt LP to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction (or waiver in writing by the Sellers’ Representative) of the following conditions as of the Closing:

(a)         Representations and Warranties.  Each of the representations and warranties made by Parent and Merger Sub in this Agreement that are not qualified by any materiality qualifiers (including “material,” “in all material respects” or “material adverse effect”) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing as though such representation or warranty were made at and as of the Closing, and each of the representations and warranties made by Parent and Merger Sub in this Agreement that are qualified by any materiality qualifiers (including “material,” “in all material respects” or “material adverse effect”) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing as though such representation or warranty were made at and as of the Closing.

(b)         Performance of Covenants.  Parent and Merger Sub shall have performed and complied with, or shall cause the performance of and compliance with, in all material respects all of its covenants and agreements required to be performed or complied with by Parent and Merger Sub under this Agreement prior to the Closing Date.

(c)          Officer’s Certificates.  The Sellers’ Representative shall have received certificates executed by an officer of each of Parent and Merger Sub, dated as of the Closing Date, stating that the closing conditions specified in Section 8.03(a) and Section 8.03(b) have been satisfied.

(d)         Deliveries. Parent shall have delivered or paid or caused to be delivered or paid each item required to be delivered or paid by it pursuant to Section 2.06 (Deliveries at the Closing).

(e)          Indemnification Escrow Agreement.  Parent, Merger Sub and the Escrow Agent shall have executed and delivered the Indemnification Escrow Agreement.

The Sellers’ Representative may waive any condition specified in Section 8.01 (Conditions to Obligations of the Parties) or this Section 8.03 if it executes a writing so stating at or prior to the Closing.  In addition, any condition specified in Section 8.01 (Conditions to Obligations of the Parties) or this Section 8.03 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by the Sellers’ Representative and the Securityholders if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

ARTICLE IX

TERMINATION; EFFECT OF TERMINATION

Section 9.01                             Termination.  This Agreement may be terminated prior to the Closing as provided below:

(a)         by mutual written consent of the Sellers’ Representative and Parent;

(b)         by the Sellers’ Representative, if there has been a material breach or failure to perform on the part of Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 8.03(a) or Section 8.03(b) to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within thirty (30) days following receipt by Parent of written notice of such breach or failure from the Sellers’ Representative (it being understood and hereby agreed that the Sellers’ Representative may not terminate this Agreement pursuant to this Section 9.01(b) if such breach or failure is cured within such thirty (30) day period); provided that the failure by Parent to deliver the Aggregate Consideration as and when required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Sellers’ Representative;

(c)          by Parent, if there has been a material breach or failure to perform on the part of the Target Companies, VMG General Partner, or VMG Tax-Exempt LP of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 8.02(a) or Section 8.02(b) to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within thirty (30) days following receipt by the Sellers’ Representative of written notice of such breach or failure from Parent (it being understood and hereby agreed that Parent may not terminate this Agreement pursuant to this Section 9.01(c) if such breach or failure is cured within such thirty (30) day period);

(d)         by either the Sellers’ Representative, on the one hand, or Parent, on the other hand, if a Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (provided that the Party seeking to terminate this Agreement pursuant to this Section 9.01(d) shall have complied with its obligations under Section 6.02 (Notices and Consents) by using commercially reasonable efforts to have any such order, decree, ruling or other action vacated or lifted);

(e)          by either the Sellers’ Representative, on one hand, or Parent, on the other hand, if the transactions contemplated by this Agreement have not been consummated by August 30, 2013 (the “Outside Date”); provided that (i) the Outside Date may be subject to extension pursuant to Section 6.04 (Supplemental Schedules) if applicable, (ii) if the condition set forth in Section 8.01(a) (HSR Waiting Period) has not been met by such date, then the Outside Date shall be extended to September 30, 2013, and (iii) neither the Sellers’ Representative nor Parent shall be entitled to terminate this Agreement pursuant to this Section 9.01(e) if such Person’s willful or knowing breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(f)           by Parent, if the Specified Holder Approval or the Board Approval has not been obtained within two (2) Business Days of the date hereof; or

(g)          by Parent, if the Specified Holders have not delivered a Sales Notice (as defined in the Operating Company LLC Agreement), within two (2) Business Days of the date hereof.

Section 9.02                             Effect of Termination.  Except for the provisions of this Section 9.02, ARTICLE X (Indemnification) (with respect to breaches of this Agreement prior to the termination of this Agreement), Section 7.02 (Press Releases), Section 7.03 (Transaction Expenses), Section 7.03 (Confidentiality) and ARTICLE XI (Miscellaneous), which shall survive any termination of this Agreement, in the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect, and none of the Parties shall have any liability to any other Party or its members, managers, stockholders, directors or officers in respect thereof, except, in the case of Parent, for any failure to have sufficient immediately available funds for the consummation of the transaction contemplated hereby.

ARTICLE X

INDEMNIFICATION

Section 10.01                      Survival of Certain Representations and Warranties, Covenants and Agreements.  Except as otherwise provided in this ARTICLE X, the representations and warranties of each of the Parties set forth in this Agreement or in any certificate delivered by any Party at the Closing shall survive the Closing and continue until the date that is twelve (12) months from the Closing Date (the “Survival End Date”); provided, however, that (A) the representations and warranties of (i) the Target Companies set forth in Section 3.01 (Organization of the Target Companies), Section 3.02 (Authorization of Transaction; Binding Effect), Section 3.04 (Capitalization) and Section 3.05 (Subsidiaries), (ii) VMG Blocker Corp., VMG General Partner and VMG Tax-Exempt LP set forth in Section 4.01 (Organization), Section 4.02 (Authorization of Transaction; Binding Effect) and Section 4.04 (Ownership of Blocker Shares), and (iii) the Acquiring Companies set forth in Section 5.01 (Organization of

Acquiring Companies) and Section 5.02 (Authorization of Transaction; Binding Effect) (clauses (i), (ii) and (iii), collectively, the “Fundamental Representations”) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and shall continue in full force and effect indefinitely, and (B) the representations and warranties of the Target Companies set forth in Section 3.12 (Tax Matters), Section 3.23 (Employee Benefits) and Section 3.24 (Environmental Matters) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and shall continue in full force and effect for the full period of the applicable statute of limitations with respect to the matters set forth therein plus thirty (30) days.  All covenants and agreements of the Target Companies, VMG General Partner, VMG Tax-Exempt LP and the Acquiring Companies contained this Agreement that are to be performed in whole prior to the Closing shall survive the Closing until the date that is twelve (12) months after the Closing Date.  All covenants and agreements of the Target Companies, VMG General Partner, VMG Tax-Exempt LP and the Acquiring Companies contained in this Agreement that are to be performed in whole or in part after the Closing shall survive the Closing Date in perpetuity and shall remain in full force and effect, except that in the case of any covenant or agreement that by its terms terminates on a specific date, such covenant or agreement shall survive until such specific date plus thirty (30) days. Any matter as to which a party has asserted a claim for indemnification pursuant to this Article X during the applicable survival period specified in this Section 10.01 that is pending or unresolved at the end of the applicable survival period, shall survive and continue to be covered by this Article X until such matter is finally terminated or otherwise resolved by the parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

Section 10.02                      Indemnification by the Securityholders.  Subject to the limitations set forth in this ARTICLE X:

(a)         The Securityholders shall, on a several basis (and not on a joint and several basis, except with respect to matters described in Section 7.08(f), which shall be on a joint and several basis), indemnify, defend and hold harmless Parent and each of its Representatives (each, a “Parent Indemnified Party”) from and against and in respect of, and pay and reimburse each Parent Indemnified Party for, any and all claims, losses, liabilities, costs, expenses, fines, penalties and damage, including reasonable investigation costs, settlement costs, court costs and reasonable legal fees and expenses (“Damages”) suffered or paid as a result of, in connection with, relating to or arising from (i) the breach by the Target Companies of any representation or warranty made by the Target Companies in this Agreement or the Schedules or any certificate delivered hereunder, (ii) the breach by the Target Companies of any covenant or agreement to be performed by them prior to the Closing under this Agreement, (iii) any Transaction Expenses that were not included or reflected in the Final Transaction Expenses or any Contingent Bonuses, (iv) any Taxes in accordance with Section 7.08(f), (v) any and all claims brought by Robert Ehrlich or any of his Affiliates, and/or (vi) the matters set forth on Schedule 10.02 (the “Special Litigation”).  Notwithstanding anything to the contrary in this Agreement, the Securityholders shall have no liability of any nature whatsoever to any Parent Indemnified Party with respect to the Special Litigation (as set forth on Schedule 10.02) except with respect to Damages for which the Securityholder Indemnifying Party receives notice in accordance with Section 10.06 on or before the date which is thirty (30) months from the Closing Date (the “Special Litigation End Date”).  In the event that the Special Litigation is dismissed, resolved, or terminated by a final judgment, consent, stipulation, or other disposition by a court of competent jurisdiction, or settled in accordance with the terms hereof, at any time following the Survival End Date and prior to the Special Litigation End Date, all remaining Indemnification Escrow Funds, as herein defined, shall be released and distributed to Securityholders in accordance with the terms hereof and subject to the terms of the Indemnification Escrow Agreement after the payment from the Indemnification Escrow Fund to the applicable Parent Indemnified Party of any amounts to be paid in connection with such dismissal, resolution, termination, consent, stipulation or other disposition.

(b)         VMG Tax-Exempt LP shall indemnify, defend and hold harmless each of the Parent Indemnified Parties from and against and in respect of, and pay and reimburse each Parent Indemnified Party for, any and all Damages suffered or paid as a result of, in connection with, relating to or arising from (i) the breach by any of VMG Blocker Corp., VMG General Partner or VMG Tax-Exempt LP of any representation or warranty made by such Party in this Agreement or the Schedules or any certificate delivered hereunder, (ii) the breach of any covenant or agreement to be performed by any such Party prior to the Closing under this Agreement, and/or (iii) the breach of any covenant or agreement to be performed by VMG General Partner or VMG Tax-Exempt after the Closing under this Agreement; provided that nothing contained in this Section 10.02(b) shall limit the indemnification obligations of the Securityholders set forth in Section 10.02(a).

(c)          Any Party providing indemnification pursuant to the provisions of this ARTICLE X is hereinafter referred to as a “Securityholder Indemnifying Party.”

(d)         Any Damages payable by any Securityholder Indemnifying Party pursuant to this Section 10.02 shall first be paid from the Indemnification Escrow Funds, and thereafter, directly from such Securityholder Indemnifying Party.

Section 10.03                      Indemnification by Parent and the Surviving Company.  Parent and the Surviving Company shall, on a joint and several basis, indemnify, defend and hold harmless the Securityholders and each of their respective Representatives (each, a “Securityholder Indemnified Party”) from and against and in respect of, and pay and reimburse each Securityholder Indemnified Party for, any and all Damages suffered or paid as a result of, in connection with, relating to or arising from (i) the breach by Parent or Merger Sub of any representation or warranty made by Parent or Merger Sub in ARTICLE V (Representations and Warranties of the Acquiring Companies), (ii) the breach by Parent or Merger Sub of any covenant or agreement to be performed by it hereunder, and/or (iii) the breach by the Target Companies of any covenant or agreement to be performed by them after the Closing hereunder and/or (iv) the business of the Target Companies, as conducted by Parent and the Surviving Company on or after the Closing Date, including, without limitation, any Damages resulting from any action or inaction of Parent or the Surviving Company that gives rise to a claim for indemnification under Section 10.02 (Indemnification by the Securityholders).  Any Damages payable by Parent and/or the Surviving Company pursuant hereto shall be paid to Sellers’ Representative on behalf of each Securityholder.

Section 10.04                      Limitations.  Notwithstanding anything herein to the contrary:

(a)         Individual Claim Threshold.  No Parent Indemnified Party shall make an indemnity claim under Section 10.02(a)(i) (other than with respect to Section 3.23(m)), Section 10.02(a)(vi) or Section 10.02(b)(i) (Indemnification by the Securityholders) with respect to an individual item or series of related items of Damages unless and until the aggregate amount of Damages suffered (or reasonably expected to be suffered if such item or series of related items are adversely determined) by the Parent Indemnified Parties (collectively) arising from the same or related set of facts and circumstances exceeds Fifty Thousand Dollars ($50,000) (the “De Minimis Amount”).  No Securityholder Indemnified Party shall make an indemnity claim under Section 10.03(i) (Indemnification by Parent) with respect to an individual item or series of related items of Damage unless and until the aggregate amount of Damages suffered (or reasonably expected to be suffered if such item or series of related items are adversely determined) by the Securityholder Indemnified Parties (collectively) arising from the same or related set of facts and circumstances exceeds the De Minimis Amount.  All such Damages arising from the same set of facts and circumstances that do not exceed the De Minimis Amount in the aggregate shall be excluded when determining whether the Deductible Amount referred to in Section 10.04(b) has been satisfied.  Notwithstanding the foregoing, individual claim thresholds set forth in this Section 10.04(a) shall not apply to breaches of the Fundamental Representations or breaches of the representations and warranties set forth in Section 3.12 (Tax Matters).

(b)         Deductible Amount.  No Parent Indemnified Party shall be entitled to recover for an indemnification claim under Section 10.02(a)(i) (other than with respect to any breach of Section 3.23(m)), Section 10.02(a)(vi) or Section 10.02(b)(i) (Indemnification by the Securityholders) unless, until and only to the extent that any Parent Indemnified Party (individually or collectively with all other Parent Indemnified Parties) has suffered or incurred actual Damages aggregating in excess of One Million Six Hundred Twenty Five Thousand Dollars ($1,625,000) (the “Deductible Amount”), whereupon any Parent Indemnified Party shall be entitled to claim indemnification only for amounts in excess of the Deductible Amount, subject to the other limitations set forth herein.  No Securityholder Indemnified Party shall be entitled to recover for an indemnification claim under Section 10.03(i) (Indemnification by Parent and the Surviving Company) unless, until and only to the extent that any Securityholder Indemnified Party (individually or collectively with all other Securityholder Indemnified Parties) has suffered or incurred actual Damages aggregating in excess of the Deductible Amount, whereupon any of the Securityholder Indemnified Parties shall be entitled to claim indemnification only for amounts in excess of the Deductible Amount, subject to the other limitations set forth herein.  Notwithstanding the foregoing, the Deductible Amount shall not apply to breaches of the Fundamental Representations or breaches of the representations and warranties set forth in Section 3.12 (Tax Matters).

(c)          Indemnity Cap.  The aggregate liability of the Securityholder Indemnifying Parties pursuant to Section 10.02(a)(i), Section 10.02(a)(vi) or Section 10.02(b)(i) (Indemnification by the Securityholders) for breaches of representations and warranties other than Fundamental Representations or breaches of representations and warranties set forth in Section 3.12 (Tax Matters) shall not exceed ten million dollars ($10,000,000) (the “Indemnity Cap”). Notwithstanding the above, no Securityholder shall be required to make payments on account of claims for indemnification under this Agreement (including from the

Indemnification Escrow Funds) in excess of the total cash proceeds received by such Securityholder pursuant to this Agreement.

(d)         Each Person providing indemnification pursuant to this ARTICLE X is also referred to herein as an “Indemnifying Party,” and each Person being indemnified pursuant to this ARTICLE X is also referred to herein as an “Indemnified Party.”  For purposes of determining the liability of any Indemnifying Party under this ARTICLE X for any Damages, appropriate reductions shall be made to reflect the recovery pursuant to any insurance policy actually received by any Indemnified Party in respect of such Damages, net of expenses incurred by such Indemnified party in collecting such recovery and any increases in premia resulting therefrom.  If an indemnification payment is received by any Indemnified Party, and such Indemnified Party later actually receives insurance recoveries or Tax benefits (within the time period specified), as described in the immediately preceding sentence, in respect of the related Damages or indemnification payments that were not previously accounted for with respect to such Damages or indemnification payments when made, such Indemnified Party shall promptly notify the Indemnifying Party, and promptly, but in any event no later than five (5) days after delivery of such notice by such Indemnified Party, pay (or cause the Escrow Agent to pay from the Indemnification Escrow Funds) to the Indemnifying Party an amount equal to the lesser of (A) any such net insurance recoveries and Tax benefits (unless such amounts were taken into account in calculating such Damages) and (B) the actual amount of the indemnification payments previously paid by the Indemnifying Party with respect to such Damages.

(e)          Notwithstanding anything to the contrary in this Agreement, nothing contained in this Article X shall limit the claims of any Party with respect to fraudulent, criminal or intentional misconduct.

Section 10.05                      Exclusive Remedy.  From and after the Closing, each Party acknowledges and agrees that its sole and exclusive remedy with respect to any and all monetary claims relating to the subject matter of this Agreement and transactions contemplated hereby shall be pursuant to the indemnification set forth in Section 7.08(f) and this ARTICLE X.  In furtherance of the foregoing, but without limiting the rights of indemnification expressly provided for under Section 7.08(f) (Tax Indemnification), Section 10.02 (Indemnification by the Securityholders) and Section 10.03 (Indemnification by Parent and the Surviving Company) (and subject to the other provisions of this ARTICLE X), each Indemnified Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (including any right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including the remedy of rescission and remedies that may arise under common law) for monetary relief it may have against any Indemnifying Party whether arising under or based upon any federal, state, local or foreign Law (including any Environmental Requirements) or otherwise.  Nothing in this Section 10.05 shall limit any Person’s right to seek and obtain any equitable relief to which such Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

Section 10.06                      Procedures for Third-Party Claims.  In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party arising from a claim of a third party (a “Third-Party Claim”), the Indemnified Party shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably practicable after receipt by such Indemnified Party of notice of the Third-Party Claim; provided that failure or delay to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure.

The Indemnifying Party shall be entitled to participate in the defense of the Third-Party Claim and, if it elects, to assume the defense thereof with counsel selected by the Indemnifying Party, in each case, at its own expense with regard to fees, costs, and expenses associated with such defense, so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iv) the Third-Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation; provided, however, that with respect to indemnification for the benefit of the Parent Indemnified Parties, the right of any Securityholder Indemnifying Party to participate in or control the defense of a Third-Party Claim shall not apply after the Deductible Amount and the Indemnification Escrow Funds are exhausted.

Should an Indemnifying Party elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense; provided, however, that if there exists a conflict of interest (including the availability of one or more legal defenses to the Indemnified Party which are not available to the Indemnifying Party) that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party will be entitled to retain one counsel (plus one local counsel in each jurisdiction for which the Indemnified Party determines counsel is necessary), reasonably acceptable to the Indemnifying Party, at the expense of the Indemnifying Party, provided that the Indemnified Party will contest such Third-Party Claims in good faith.  Subject to the limitations set forth in this ARTICLE X, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has elected not to assume the defense thereof.  If the Indemnifying Party elects to defend a Third-Party Claim, each Party shall cooperate in the defense or prosecution of such Third-Party Claim.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision by the Indemnified Party to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  No compromise or settlement of any Third-

Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent, which shall not be unreasonably withheld, conditioned or delayed; provided that no such consent shall be required if (i) there is no finding or admission of any violation of Law by the Indemnified Party and no effect on any other claims that may be made against such Indemnified Party or its Affiliates and (ii) each Indemnified Party that is party to such Third-Party Claim is fully and unconditionally released from liability with respect to such claim.  No Indemnified Party shall settle or compromise any Third-Party Claim without the express prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed unless the Indemnified Party waives its rights to indemnification hereunder with respect to such Third-Party Claim; provided that it shall be reasonable for the Indemnifying Party to withhold any such consent if such settlement or compromise affects any claims that are then pending or threatened, or may be made, against such Indemnifying Party.

Notwithstanding anything herein to the contrary, Parent and the Surviving Company shall have the right to control the defense, compromise and settlement of the Special Litigation.  No compromise or settlement of the Special Litigation (a “Special Litigation Settlement”) shall be binding on the Securityholders for purposes of their indemnification obligations under this Article X without the Sellers’ Representative’s consent, which shall not be unreasonably withheld, conditioned or delayed; provided that if Sellers’ Representative does not so consent (regardless of whether it does so reasonably or unreasonably), then the Damages payable by the Securityholders pursuant to Section 10.02(a)(vi) with respect to the Special Litigation Settlement shall be determined by the mutual agreement of Parent and the Sellers’ Representative after negotiations in good faith or, failing such agreement, pursuant to arbitration in accordance with Section 11.16.  Notwithstanding the foregoing, if the aggregate amount of the cash payments to be made by Parent or the Surviving Company as part of the Special Litigation Settlement is greater than 200% of the aggregate amount of Indemnity Escrow Funds that will be released to pay the Special Litigation Settlement pursuant to this Article X, then the Special Litigation Settlement shall be binding on, and indemnifiable by, the Securityholders for all purposes of this Article X even if consent of the Sellers’ Representative is not obtained.  For the avoidance of doubt, none of the Securityholders or the Sellers’ Representative shall have any right to prevent or inhibit Parent or the Surviving Company from defending, compromising or settling the Special Litigation.

Section 10.07                      Procedures for Inter-Party Claims.  In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third-Party Claim), the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party, specifying the amount of such claim, the nature and basis of the alleged breach giving rise to such claim and all relevant facts and circumstances relating thereto.  Failure of delay in notifying the Indemnifying Party shall not, however, relieve the Indemnifying Party or its indemnification obligations, except, and only to the extent that the Indemnifying Party demonstrates that such failure or delay has materially harmed the Indemnifying Party with respect to such claim.  The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records during normal business hours and upon reasonable prior written notice for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages.  The Indemnifying Party shall notify the Indemnified Party within forty-five (45) days following its receipt of such notice and granting of such access if the Indemnifying Party disputes its liability to the Indemnified Party under this ARTICLE X.  If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this ARTICLE X, and the Indemnifying Party shall pay (or, if applicable, cause the Escrow Agent to pay from the Indemnification Escrow Funds) the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined.  If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute.  Following the final determination of the amount of Damages to which the Indemnified Party is entitled (whether determined in accordance with this Section 10.07 or by arbitration), the Indemnifying Party shall pay (or, if applicable, cause the Escrow Agent to pay from the Indemnification Escrow Funds) such Damages to the Indemnified Party by wire transfer or certified check made payable to the order of the Indemnified Party.  Where the provisions of this ARTICLE X conflict with the provisions of Section 7.08(i), the provisions of Section 7.08(i) shall control.

Section 10.08                      Duty to Mitigate.  The Indemnified Party shall use commercially reasonable efforts to mitigate or otherwise reduce the amount of any Damages that it incurs in connection with any matter with respect to which it is entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this ARTICLE X, including, without limitation, taking commercially reasonable measures to attempt to recover from any third parties alleged to be responsible for such Damages and any insurance proceeds available to offset such Damages under insurance policies maintained by the Indemnified Party, and any such insurance proceeds actually recovered by the Indemnified Party shall be offset against the amount of Damages to which the Indemnified Party is entitled pursuant to this ARTICLE X. The costs and expenses of such mitigation efforts shall be included in the Indemnified Party’s Damages for which the Indemnified Party will become entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this ARTICLE X.

Section 10.09                      Knowledge.  No right of indemnification under this ARTICLE X shall be limited by any reason of any investigation or audit conducted before or after the Closing or the knowledge of any party acquired at any time of any breach of a representation, warranty, covenant or agreement by any other party at any time, or the decision of any party to complete the Closing (other than with respect to a Material Update).

Section 10.10                      No Punitive Damages.  Notwithstanding anything to the contrary in this Agreement, no Person shall be liable to or otherwise responsible for punitive damages, except to the extent that such punitive damages were actually paid by such Person to a third party.

Section 10.11                      Treatment of Indemnity Payments.  Following the Closing, any payment made pursuant to this ARTICLE X shall be treated by the Parties, for federal income Tax and other applicable Tax purposes, as an adjustment to the cash proceeds received by the Securityholders in the transactions contemplated by this Agreement, unless otherwise required by applicable Law.

Section 10.12                      Materiality.  For purposes of calculating the amount of Damages incurred out of or relating to any breach of a representation or warranty and for determining whether or not a breach has occurred, all references to “Material Adverse Effect”, “material” or other materiality qualifications (or correlative terms), including as expressed in accounting concepts such as GAAP, shall be disregarded.

Section 10.13                      No Contribution.  No Securityholder Indemnified Party shall have or exercise or assert (or attempt to exercise or assert) any right of contribution, right of indemnity or other right or remedy against Parent or the Target Companies in connection with any indemnification obligation or any other liability to which he, she or it may become subject under or in connection with this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01                      Sellers’ Representative.

(a)         Each of the Target Companies hereby irrevocably nominates, constitutes and appoints the Sellers’ Representative as the agent, agent for service of process and true and lawful attorney-in-fact of the Securityholders, with full power of substitution, to act in the name, place and stead of such Securityholder with respect to this Agreement and the taking by the Sellers’ Representative of any and all actions and the making of any decisions required or permitted to be taken or made by the Sellers’ Representative under this Agreement including the exercise of the power to: (i) execute, deliver, acknowledge, certify and file (in the name of any or all of the Securityholders or otherwise) any and all documents, including, without limitation, the Indemnification Escrow Agreement, and to take any and all actions, and make all payments and disbursements, that the Sellers’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any matter covered in Section 2.08 (Post Closing Adjustment), Section 2.11 (Reserve Account) or any indemnification claim under ARTICLE X (Indemnification) (including negotiating, entering into compromises or settlements of and demanding arbitration with respect to any such matters covered in Section 2.08 (Post Closing Adjustment) Section 2.11 (Reserve Account) or any indemnification claim, as applicable); (ii) update the Schedule 1.1 as contemplated herein; (iii) give and receive notices and communications under this Agreement and the Indemnification Escrow Agreement; and (iv) take such actions as the Board of Directors or Board of Managers, as applicable, under the organizational documents of the Target Companies would be permitted to take (subject to the terms of such organizational documents as they exist immediately prior to Closing).  The Sellers’ Representative hereby accepts its appointment as the Sellers’ Representative.

(b)         The power of attorney granted in this Section 11.01 (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Sellers’ Representative; and (iii) shall survive the death, incapacity, dissolution or liquidation of each of the Securityholders.

(c)          Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to Section 2.08 (Post Closing Adjustment) and the Indemnification Escrow Agreement, and each Parent Indemnified Party shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to ARTICLE X (Indemnification), and each of them shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Securityholder by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Securityholder by the Sellers’ Representative, as fully binding upon such Securityholder.

(d)         The Sellers’ Representative may at any time designate a replacement Sellers’ Representative and each Securityholder, by virtue of his, her or its receipt of the Aggregate Consideration provided for by this Agreement, shall be deemed to have consented to such replacement Sellers’ Representative. If the Sellers’ Representative shall dissolve or liquidate or otherwise become unable to fulfill its responsibilities as representative of the Securityholders, then the Securityholders shall, by “majority vote” within thirty (30) days after such dissolution, liquidation or other event, appoint a successor representative.  After any such replacement or appointment of a successor pursuant to this Section 11.01, the replacing party shall provide prompt written notice thereof to Parent.  Until such notice is received by Parent, Parent will be entitled to rely on the actions of the previous Sellers’ Representative.  Any such replacement or successor shall become the “Sellers’ Representative” for purposes of this Agreement.  If for any reason there is no Sellers’ Representative at any time, all references herein to the Sellers’ Representative shall be deemed to refer to the Securityholders.

(e)          No bond shall be required of the Sellers’ Representative. The Sellers’ Representative shall not be liable to any Securityholder for any act done or omitted hereunder as the Sellers’ Representative while acting in good faith and in the exercise of its reasonable business judgment with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith).  The Sellers’ Representative shall be entitled to be indemnified by the Securityholders, on a joint and several basis, for any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Sellers’ Representative with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder. The Sellers’ Representative shall be entitled to recover from the Securityholders, on a joint and several basis, any out-of-pocket costs and expenses reasonably incurred by the Sellers’ Representative in good faith and in connection with actions taken by the Sellers’ Representative pursuant to this Agreement (including the hiring of accountants and legal counsel and the incurring of accounting and legal fees and costs).  The Sellers’ Representative shall keep reasonably detailed records of the costs and expenses for which it seeks reimbursement as herein provided.

Section 11.02                      No Third Party Beneficiaries.  Except as set forth in Section 7.08(f) (Tax Indemnification), Section 10.02 (Indemnification by the Securityholders) and Section 10.03 (Indemnification by Parent and the Surviving Company), this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 11.03                      Equitable Remedies.  Notwithstanding anything herein to the contrary, prior to the Closing, the Parties agree that in the event any Party hereto violates any provisions of this Agreement, the remedies at Law with respect to such violation may be inadequate.  In such event, the Parties shall have the right, in addition to all other rights and remedies they may have, to specific performance and/or injunctive or other equitable relief to enforce or prevent any violations by one or more Parties hereto.

Section 11.04                      Entire Agreement.  This Agreement, including the Exhibits and Schedules (including Disclosure Schedules), and the documents referred to herein constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

Section 11.05                      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  This Agreement may not be assigned (i) by any Party other than Parent without the prior written consent of Parent or (ii) by Parent without the written consent of the Sellers’ Representative, except that (a) Parent may assign its right to purchase Units hereunder in whole or in part to Guarantor or any of its direct or indirect wholly owned subsidiaries, without the prior written consent of the Sellers’ Representative, and (b) Parent, Merger Sub and the Surviving Company may assign their rights and obligations under this Agreement in whole or in part through a collateral assignment to any lender which provides financing in connection with this Agreement and the consummation of the transactions contemplated hereby.

Section 11.06                      Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 11.07                      Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.08                      Notices. All notices, requests, consents, waivers and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt, delivered by facsimile transmission against facsimile confirmation, mailed by prepaid first class certified mail, return receipt requested, or mailed by prepaid overnight courier, to the Parties at the following addresses or facsimile numbers:

If to the Target Companies (prior to Closing), VMG General Partner, VMG Tax-Exempt LP, the Securityholders, or the Sellers’ Representative:

VMG Partners

The Presidio

39 Mesa Street - Suite 201

San Francisco, CA 94129

Fax: Fax (415) 632-4222

Attention: Michael L. Mauzé and Robin Tsai

with a copy (which shall not constitute notice) to:

The Giannuzzi Group LLP
411 West 14th Street, 4th Floor
New York, New York
Fax: (212) 504-2066
Attention: Nicholas L. Giannuzzi, Esq.

If to Parent, VMG Blocker Corp or the Surviving Companies (after Closing):

B&G Foods North America, Inc.

Four Gatehall Drive

Parsippany, NJ 07054

Fax:  (973) 630-6550
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, PA 19104-2808

Fax:  (215) 994-2222
Attention: Stephen M. Leitzell, Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 11.08 or by facsimile transmission to the facsimile number as provided for in this Section 11.08, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. Eastern time or on a day other than a Business Day, then on the next following Business Day, (b) if delivered by mail in the manner described above to the address as provided in this Section 11.08, be deemed given on the earlier of the third Business Day following mailing or upon receipt, and (c) if delivered by overnight courier to the address as provided for in this Section 11.08, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 11.08.  Either Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties.

Section 11.09                      Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 11.10                      Consent to Jurisdiction; Waiver of Jury Trial.

(a)         Each Party irrevocably submits to the non-exclusive jurisdiction of the U.S. District Court for the District of Delaware or the state courts of Delaware in respect of any disputes or claims under Section 7.03 (Confidentiality) or with respect to which a party otherwise seeks equitable remedies pursuant to Section 11.03 (Equitable Remedies).  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 11.08 (Notices) above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.10.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of the matters to which it has submitted to jurisdiction in this Section 11.10 in the U.S. District Court for the District of Delaware or the state courts of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)         EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.11                      Amendments and Waivers.  No amendment, waiver or modification of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent and the Sellers’ Representative, or in the case of a waiver by Parent or Sellers’ Representative, as the case may be, by the party waiving compliance. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 11.12                      Incorporation of Exhibits and Schedules.  The Exhibits and Schedules (including Disclosure Schedules) identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 11.13                      Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 11.14                      Interpretation.  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender or the neuter; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement and (v) the word “including” means “including without limitation.”

Section 11.15                      Disclosure Schedules.  The information set forth in each section or subsection of the Disclosure Schedules to this Agreement (the “Disclosure Schedules”) shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of the Target Companies, VMG General Partner, VMG and VMG Tax-Exempt LP set forth in the corresponding section or subsection of this Agreement and any other section or subsection of this Agreement, if it could reasonably be concluded that such information applies to such other section or subsection of this Agreement and regardless of whether such section or subsection of this Agreement is qualified by reference to the Disclosure Schedules.

Section 11.16                      Arbitration.

(a)         Except for disputes and claims under Section 7.03 (Confidentiality) or with respect to which a party otherwise seeks equitable remedies pursuant to Section 11.03 (Equitable Remedies) (which may be pursued in a court of competent jurisdiction as provided in Section 11.10 (Consent to Jurisdiction)), and disputes under Section 2.08 (Post Closing Adjustment), Section 7.08(a) (Purchase Price Allocation) and Section 7.08(k) (Dispute Resolution) (which disputes shall be governed by the provisions of such Sections), each party agrees that arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (the “AAA Rules”) shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) based on, arising out of, or relating to the rights and obligations of the Parties under this Agreement, whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement.

(b)         The Parties hereto agree that (i) one arbitrator shall be appointed pursuant to the AAA Rules to conduct any such arbitration, (ii) such arbitrator shall have at least fifteen (15) years of experience whether as an attorney or as a neutral arbitrator with respect to equity purchase agreements and complex commercial contracts, and (iii) all meetings of the Parties and all hearings with respect to any such arbitration shall take place in New York, New York.

(c)          In addition, the Parties hereto agree that (i) the arbitrator shall have no authority to make any decision, judgment, ruling, finding, award or other determination that does not conform to the terms and conditions of this Agreement (as executed and delivered by the Parties hereto), (ii) the arbitrator shall have no greater authority to award any relief than a court having proper jurisdiction pursuant to Section 11.10 (Consent to Jurisdiction) and (iii) the arbitrator shall have no authority to commit an Error of Law (as defined below) in his or her decision, judgment, ruling, finding, award or other determination, and on appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination, a court having proper jurisdiction pursuant to Section 11.10 (Consent to Jurisdiction) may vacate any such decision, judgment, ruling, finding, award or other determination to the extent containing an Error of Law.  For purposes of this Agreement, an “Error of Law” means any decision, judgment, ruling, finding, award or other determination that is inconsistent with the laws governing this Agreement pursuant to Section 11.09 (Governing Law).  Any decision, judgment, ruling, finding, award or other determination of the arbitrator and any information disclosed in the course of any arbitration hereunder (collectively, the “Arbitration Information”) shall be kept confidential by the Parties subject to Section 11.16(d), and any appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination shall be filed under seal.

(d)         In the event that any party or any of such party’s Affiliates, associates or representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Arbitration Information (the “Disclosing Party”), such Disclosing Party shall notify the other Parties promptly of the request or requirement so that the other Parties may seek an appropriate protective order or waive compliance with the provisions of this Section 11.16.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party or any of its Affiliates, associates or representatives believes in good faith, upon the advice of legal counsel, that it is compelled to disclose any such Arbitration Information, such Disclosing Party may disclose such portion of the Arbitration Information as it believes in good faith, upon the advice of legal counsel, it is required to disclose; provided that the Disclosing Party shall use commercially reasonable efforts to obtain, at the request and expense of the other Parties, an order or other assurance that confidential treatment shall be accorded to such portion of the Arbitration Information required to be disclosed as the other Parties shall designate.  Notwithstanding anything in this Section 11.16 to the contrary, the Parties shall have no obligation to keep confidential any Arbitration Information that becomes generally known to and available for use by the public other than as a result of the disclosing party’s acts or omissions or the acts or omissions of such party’s Affiliates, associates or representatives.  The Parties agree that, subject to the right of any party to appeal or move to vacate or confirm any decision, judgment, ruling, finding, award or other determination of an arbitration as provided in this Section 11.16, the decision, judgment, ruling, finding, award or other determination of any arbitration under the AAA Rules shall be final, conclusive and binding on all of the Parties hereto; provided, however, that nothing in this Section 11.16 shall prohibit any party hereto from instituting litigation to enforce any final decision, judgment, ruling, finding, award or other determination of the arbitration.

Section 11.17                      Costs and Expenses.  In the event of any action for indemnification arising under ARTICLE X (Indemnification), the prevailing party shall be entitled to, and the non-prevailing party shall pay to the prevailing party, the costs and expenses (including the fees and expenses of legal counsel) incurred by the prevailing party in connection with enforcing its rights or defending claims hereunder.  In the event of any arbitration pursuant to Section 11.16 (Arbitration), each party to the arbitration shall bear its own costs and expenses (including the fees and expenses of legal counsel, except to the extent otherwise required by applicable Law), and all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties to the arbitration; provided, however, that the arbitrator shall, in the award, allocate all such costs and expenses against the non-prevailing party. Any costs and expenses payable by any Securityholder Indemnifying Party pursuant to ARTICLE X (Indemnification) or Section 11.16 (Arbitration) shall first be paid from the Indemnification Escrow Funds, and thereafter, directly from the Securityholder Indemnifying Party.

Section 11.18                      Guaranty.

(a)         Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not as surety, the due and punctual payment and performance by Parent and Merger Sub (and any permitted assignees thereof) of all of their obligations to the Target

Companies, VMG General Partner, VMG Tax-Exempt LP and the Sellers’ Representative pursuant to the terms of this Agreement (the “Guaranteed Obligations”).

(b)         Guarantor hereby represents and warrants to Target Companies, VMG General Partner, VMG Tax-Exempt LP and the Sellers’ Representative that (i) it has full organizational power and authority to execute and deliver this Agreement and to perform its obligations under this Section 11.18, (ii) the execution and delivery of this Agreement by Guarantor and the performance by Guarantor of its obligations under this Section 11.18 have been duly authorized by all requisite organizational action, and (iii) this Section 11.18 constitutes the valid and legally binding obligation of Guarantor, enforceable in accordance with its terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or other equitable principles).

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IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement and Agreement and Plan of Merger as of the date first written above.

B&G FOODS NORTH AMERICA, INC.

By:	/s/ Scott E. Lerner
Name:	Scott E. Lerner
Title:	Executive Vice President

OT ACQUISITION, LLC

By:	B&G FOODS NORTH AMERICA, INC., its sole member

By:	/s/ Scott E. Lerner
Name:	Scott E. Lerner
Title:	Executive Vice President

Signature page for Stock Purchase Agreement and Agreement and Plan of Merger

ROBERT’S AMERICAN GOURMET FOOD, LLC

By:	/s/ Michael Repole
Name:	Michael Repole
Title:	President

VMG PIRATE’S BOOTY BLOCKER, INC.

By:	/s/ Michael L. Mauzé
Name:	Michael L. Mauzé
Title:	Managing Director

By:	/s/ Robin Tsai
Name:	Robin Tsai
Title:	Secretary

VMG EQUITY PARTNERS GP, L.P.

By:	VMG Equity Partners GP, LLC, its general partner

By:	/s/ Michael L. Mauzé
Name:	Michael L. Mauzé
Title:	Managing Director

By:	/s/ Kara M. Roell
Name:	Kara M. Roell
Title:	Managing Director

VMG TAX-EXEMPT, L.P.

By:	VMG Equity Partners GP, L.P., its general partner

By:	VMG Equity Partners GP, LLC, its general partner

By:	/s/ Michael L. Mauzé
Name:	Michael L. Mauzé
Title:	Managing Director

By:	/s/ Kara M. Roell
Name:	Kara M. Roell
Title:	Managing Director

Signature page for Stock Purchase Agreement and Agreement and Plan of Merger

By signing below, VMG Partners, LLC
accepts its appointment as the Sellers’ Representative:

VMG Partners, LLC, as the Sellers’ Representative

By:	/s/ Michael L. Mauzé
Name:	Michael L. Mauzé
Title:	Managing Director

By:	/s/ Kara M. Roell
Name:	Kara M. Roell
Title:	Managing Director

Signature page for Stock Purchase Agreement and Agreement and Plan of Merger

B&G FOODS, INC., solely in its role as Guarantor pursuant to Section 11.18 hereof,

By:	/s/ Scott E. Lerner
Name:	Scott E. Lerner
Title:	Executive Vice President

Signature page for Stock Purchase Agreement and Agreement and Plan of Merger